UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2021

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08931	95-1678055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9333 Balboa Avenue	92123
San Diego, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 277-6780

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CUB	New York Stock Exchange
Preferred Stock Purchase Rights	–	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On February 7, 2021, Cubic Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”). The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s board of directors (the “Company Board”), and the Company Board has recommended that the stockholders of the Company vote in favor of the approval of the Merger and the Merger Agreement.

The Merger. The Merger Agreement provides for, among other things, the merger of Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company would become a wholly owned subsidiary of Parent.

The Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, without par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive $70.00 in cash, without interest thereon, subject to required tax withholding in accordance with the terms of the Merger Agreement (the “Merger Consideration”), other than (i) shares that are held in the treasury of the Company, (ii) shares owned of record by the Company, (iii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than, in each case of clauses (i)-(iii), shares held on behalf of a third party) and (iv) shares held by stockholders of the Company who have not voted in favor of or consented to the adoption of the Merger Agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to require appraisal.

Treatment of Outstanding Equity Awards. Pursuant to the terms of the Merger Agreement:

•	Each outstanding award of restricted stock units (“RSUs”) with respect to Company Common Stock as of the Effective Time (each award, an “RSU Award”), including each award of performance-based restricted stock units, will be fully vested and cancelled, and each holder of a cancelled RSU Award will be entitled to receive a payment in cash, without interest, equal to the product of (i) the number of RSUs subject to such RSU Award multiplied by (ii) the Merger Consideration (the “RSU Payments”), less any required tax withholding. For purposes of calculating the RSU Payments with respect an RSU Award that is subject to performance-based vesting conditions, the number of RSUs deemed to have been earned shall be equal to the target number of RSUs subject to such RSU Award multiplied by the greater of (x) 100% and (y) the total stockholder return multiplier applicable to such RSU Award (up to a maximum of 125% of the target number of RSUs), calculated as of the closing date of the Merger (the “Closing Date”) and using the Closing Date as the applicable measurement date, in each case in accordance with the applicable terms of such RSU Award in effect immediately prior to the Effective Time.

•	Each issued and outstanding share of Company Common Stock that has been issued as restricted stock as of the Effective Time (each, a “Restricted Share”) shall be cancelled, and each holder of any such cancelled Restricted Share shall be entitled to receive a payment in cash equal to the Merger Consideration, without interest and less any required tax withholding.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the affirmative vote in favor of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, (ii) the expiration or termination of any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) certain regulatory consents or approvals having been obtained, or the applicable waiting periods having expired or been terminated, with respect to certain foreign competition, merger control and investment laws, (iv) the absence of any law, order, injunction or decree by any governmental entity of competent jurisdiction that prohibits, makes illegal, voids, enjoins or otherwise prevents the consummation of the Merger and (v) certain other customary closing conditions. The consummation of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants; Non-Solicitation. The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Sub. The representations and warranties made by the Company are qualified by disclosures made in the Company’s disclosure letter and Securities and Exchange Commission (“SEC”) filings, and the representations and warranties made by Parent and Sub are qualified by disclosures made in Parent’s disclosure letter. The covenants include an obligation of the Company, subject to certain exceptions, from the date of the Merger Agreement through the Effective Time, to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct operations in all material respects in the ordinary course of business, maintain and preserve intact in all material respects (to the extent within its control) its business organization, and to maintain current relationships with significant customers, suppliers, distributors and other persons with whom it has material business relations. The Merger Agreement also contains covenants pursuant to which (i) the Company and its directors, officers and employees shall not participate in any discussions or negotiations with any person making any Competing Proposal (as defined in the Merger Agreement) or that the Company knows is seeking to make a Competing Proposal, and (ii) the Company Board agreed to recommend to the Company’s stockholders that they approve the transactions contemplated by the Merger Agreement, in each case subject to certain exceptions contained therein. The Company Board may change its recommendation in certain circumstances specified in the Merger Agreement in response to an unsolicited proposal that would constitute a Superior Proposal or following an Intervening Event (as each such term is defined in the Merger Agreement), but only if certain conditions are satisfied with respect thereto and the Company complies with its obligations in respect thereto in accordance with the Merger Agreement. Under the Merger Agreement, each of the Company and Parent has also agreed to use reasonable best efforts to consummate the Merger and related transactions, and Parent has agreed to take any and all actions necessary or advisable to avoid or eliminate each and every impediment to the consummation of the Merger, subject to certain exceptions contained therein.

Termination; Termination Fees. The Merger Agreement provides for certain termination rights for both the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to specified limitations. In addition, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated on or before November 7, 2021. Upon termination of the Merger Agreement under certain circumstances, including termination by the Company to accept a Superior Proposal, the Company would be obligated to pay Parent a termination fee of $45,454,304. Upon termination of the Merger Agreement under certain circumstances, Parent would be obligated to pay the Company a termination fee of $113,635,760 (the “Parent Termination Fee”).

Equity and Debt Financing. Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the Merger Consideration and related fees and expenses subject to the terms and conditions thereof. The Veritas Capital Fund VII, L.P. (“Veritas”), Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (together with Elliott Associates, “Elliott”) have committed to indirectly capitalize Parent with equity contributions (the “Equity Financing”), and each of Veritas and Elliott have provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including with respect to the Parent Termination Fee and related interest and recovery costs, if applicable, in each case subject to the terms and conditions set forth in each such limited guarantee.

Pursuant to the terms and conditions set forth in a debt commitment letter, dated February 7, 2021 (the “Debt Commitment Letter”), certain parties identified therein as the “Commitment Parties” (collectively, the “Lenders”) have committed to provide Sub with debt financing in an amount that, when combined with the Equity Financing, will provide sufficient available funds required to consummate the Merger and related transactions on the terms contemplated by the Merger Agreement. The obligations of the Lenders under the Debt Commitment Letter are subject to customary conditions.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and any related agreements. The Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

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The Merger Agreement and the above descriptions have been included to provide investors with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the parties to the Merger Agreement or their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates set forth therein, are solely for the benefit of the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. In addition, certain representations and warranties were used for the purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by confidential disclosures that were made by each party to the others, which disclosures are not reflected in the Merger Agreement. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement.

Amendment No. 1 to Rights Agreement

Concurrently with the entry into the Merger Agreement, the Company adopted Amendment No. 1, dated as of February 7, 2021 (the “Rights Agreement Amendment”), to the Rights Agreement, dated as of September 20, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent (the “Rights Agreement”). The Rights Agreement Amendment provides, among other things, that none of the approval, execution, delivery or performance of the Merger Agreement, the Voting Agreement (as defined herein) or any other contract or instrument contemplated by the foregoing, the announcement of the Merger Agreement or any of the transactions contemplated thereby or the consummation or announcement of the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the transactions contemplated by the Voting Agreement, in each case, in and of themselves, shall (i) result in the exercise of any rights issued under the Rights Agreement, (ii) constitute a Qualifying Offer (as defined in the Rights Agreement), (iii) cause any of Parent, Sub, Elliott or their respective Related Persons (as defined in the Rights Agreement) (each, a “Parent Exempt Person”) to be deemed to be or to become an Acquiring Person (as defined in the Rights Agreement) or Related Person of an Acquiring Person under the Rights Agreement, (iv) cause any Parent Exempt Person to be deemed to be or to become a Beneficial Owner (as defined in the Rights Agreement) of, or to Beneficially Own (as defined in the Rights Agreement) or have Beneficial Ownership (as defined in the Rights Agreement) of, any securities or (v) cause any officer, director or employee of any Parent Exempt Person to be deemed or to become the Beneficial Owner (as defined in the Rights Agreement) of any securities that are Beneficially Owned (as defined in the Rights Agreement) by a Parent Exempt Person. The Rights Agreement and the rights issued thereunder shall terminate immediately prior to the Effective Time, but only upon the occurrence of the Effective Time.

The Rights Agreement Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Rights Agreement Amendment will be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Rights Agreement Amendment.

The foregoing summary of the Rights Agreement Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement Amendment. The Rights Agreement Amendment is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The foregoing discussion of the Rights Agreement Amendment under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

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Item 8.01	Other Events.

Concurrently with the execution of the Merger Agreement, the Company entered into a voting agreement (the “Voting Agreement”) with Elliott, pursuant to which Elliott has agreed to, among other things, vote any Shares (as defined in the Voting Agreement) owned by Elliott in favor of the approval of the Merger Agreement and the Merger and, subject to certain exceptions, not transfer any shares of Company Common Stock prior to the termination of the Voting Agreement. The Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the termination of the Voting Agreement by the mutual written consent of the parties thereto.

The foregoing summary of the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement. The Voting Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company, Parent and Sub. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.cubic.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. The Company and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 18, 2020, Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2020, filed with the SEC on January 28, 2021 and the definitive proxy statement on Schedule 14A for the Company’s most recent Annual Meeting of Shareholders held in February 2020, which was filed with the SEC on January 17, 2020. To the extent the Company’s directors and executive officers or their holdings of Company securities have changed from the amounts disclosed in those filings, to the Company’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at Cubic’s website at www.cubic.com.

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Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations and statements relating to the proposed transaction involving the Company, Parent and Sub, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors and executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.cubic.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Agreement and Plan of Merger, dated as of February 7, 2021, by and among Atlas CC Acquisition Corp., Atlas Merger Sub Inc. and Cubic Corporation.
4.1	Amendment No. 1 to Rights Agreement, dated as of February 7, 2021, by Cubic Corporation.
99.1	Voting Agreement, dated as of February 7, 2021, by and among Cubic Corporation and the persons identified on Exhibit A thereto.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a copy of any omitted schedule or exhibit to the SEC upon request.

* * * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIC CORPORATION

February 9, 2021	By:	/s/ Hilary L. Hageman
	Name:	Hilary L. Hageman
	Title:	Senior Vice President, General Counsel & Corporate Secretary

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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ATLAS CC ACQUISITION CORP.,

ATLAS MERGER SUB INC.

and

CUBIC CORPORATION

Dated as of February 7, 2021

i

ii

Annex I	Defined Terms
Exhibit A	Form of Company Rights Agreement Amendment
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

This AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2021 (this “Agreement”), is made by and among Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), Atlas Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Cubic Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors (or equivalent) of Parent, Sub and the Company have each unanimously approved and declared advisable the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of common stock, without par value per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has (a) approved this Agreement and the Transactions upon the terms and subject to the conditions set forth in this Agreement and (b) adopted and approved this Agreement, the Merger and the consummation by Parent of the Transactions, including the Merger;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub have (a) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Merger are in the best interests of such corporation and its stockholders, (c) declared advisable the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions and (d) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend that its stockholders adopt this Agreement in accordance with the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) The Veritas Capital Fund VII, L.P., a Delaware limited partnership, and Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (the “Guarantors”), are each entering into a limited guarantee in favor of the Company pursuant to which the Guarantors are guaranteeing certain of Parent’s and Sub’s payment obligations under this Agreement (the “Limited Guarantees”) and (b) Parent has delivered the Financing Commitment Letters to the Company;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, the Company is entering into an amendment to that certain Rights Agreement, dated as of September 20, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “Company Rights Agreement” and, such amendment thereto, the “Company Rights Agreement Amendment”), in the form attached hereto as Exhibit A, pursuant to which, among other things, (a) the approval, execution, delivery and performance of this Agreement will not cause or result in the grant of any new Rights (as defined herein) and (b) immediately prior to the Effective Time (but only if the Effective Time shall occur), (i) the Rights previously granted under the Company Rights Agreement, including the preferred stock purchase rights issuable thereunder, shall expire in their entirety, without any consideration payable thereof or in respect thereof, and (ii) the Company Rights Agreement will terminate;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, a certain stockholder of the Company named therein (the “Specified Stockholder”) has entered into an agreement with the Company substantially in the form attached as Exhibit B (the “Voting Agreement”), pursuant to which, among other things, the Specified Stockholder has agreed to vote all of the Shares which such Specified Stockholder has the right to so vote at the Company Stockholders Meeting in favor of, and to otherwise support, this Agreement and the Transactions, including the Merger, subject to the terms and conditions therein; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
THE MERGER

Section 1.01         The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”), and all the property, rights, immunities, powers, privileges and franchises of Sub and the Company will vest in the Surviving Corporation, and all of the debts, liabilities, duties, restrictions and obligations of the Company and Sub will become the debts, liabilities, duties, restrictions and obligations of the Surviving Corporation, in each case, in accordance with Section 259 of the DGCL.

Section 1.02         Closing. The closing of the Merger (the “Closing”) will take place (a) on the third (3rd) Business Day following the date on which each of the conditions set forth in ARTICLE VI is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permitted by applicable Law, waiver of such conditions by the party entitled to waive such conditions; it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver (and continued satisfaction or waiver) of such conditions as of the Closing) by the exchange of electronic signatures and documents at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603; provided, however, that the Closing shall not occur, and Parent and Sub shall have no obligation to effect the Closing, prior to April 8, 2021 (the “Inside Date”) (for example, the Closing would occur on the Inside Date if the terms above in this Section 1.02(a) had been (and remain) satisfied or, to the extent permitted by applicable Law, waived); or (b) at another date or place agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” Parent shall be deemed to have received the Required Information as of the date of such filing to the extent any such financial statements have been filed and are publicly available electronically at www.sec.gov (or a successor web site thereto).

Section 1.03         Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in the form attached hereto as Exhibit C (the “Certificate of Merger”) and as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04         Organizational Documents, Directors and Officers of the Surviving Corporation.

(a)          Organizational Documents. At the Effective Time, (i) subject to Section 5.09, the Company Charter, as in effect immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of Parent, Sub or the Company, be amended and restated so as to read in its entirety in the form set forth in Exhibit D, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall, without further action on the part of Parent, Sub or the Company, be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)          Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(c)          Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01         Conversion of Securities.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i)            Conversion of Company Common Stock. Each Share (including each Restricted Share) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be cancelled and extinguished and automatically converted into the right to receive $70 in cash, without interest, subject to deduction for any required withholding Tax required to be withheld therefrom under applicable Law, in accordance with Section 2.05 (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or a non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to deduction for any required withholding Tax required to be withheld therefrom under applicable Law, in accordance with Section 2.05.

(ii)           Cancellation or Conversion of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by the Company and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and retired and shall cease to exist, with no payment being made with respect thereto. Any Shares that are beneficially held or owned of record by any Company Subsidiary shall be converted into a proportionate number of shares of the Surviving Corporation.

(iii)          Capital Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. At the Effective Time, all shares of common stock of Sub shall constitute the only outstanding shares of common stock of the Surviving Corporation, and all certificates representing such shares of common stock of Sub, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted, in each case in accordance with the immediately preceding sentence.

(b)          Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.01(b) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.02         Exchange of Certificates; Payment for Shares.

(a)          Paying Agent. Prior to the Effective Time, Parent shall designate Broadridge Corporate Issuer Solutions, Inc. or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares (other than Excluded Shares and Restricted Shares) to receive the Merger Consideration to which such holders shall become entitled pursuant to this Agreement. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash sufficient to pay the Aggregate Common Stock Consideration (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of such stockholder’s Shares. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent or Sub, as Parent directs, shall be treated as the owner of the Exchange Fund for all Tax reporting purposes, and any interest or other income earned from the Exchange Fund shall be treated as the income of Sub or Parent, as applicable. The Paying Agent shall report such interest or other income as required by applicable Law. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b)          Procedures for Surrender.

(i)            Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer, as reasonably determined by the Paying Agent and Parent, and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii)           Book-Entry Shares. Any holder of Book-Entry Shares converted into the right to receive the Merger Consideration pursuant to this Agreement shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter) the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)          No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c)            Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)            Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by applicable Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)            Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that each of Parent, the Surviving Corporation or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount and upon such terms and as may be reasonably required by Parent, the Surviving Corporation or the Paying Agent, as applicable, as indemnity against any claim that may be made Parent, the Paying Agent or the Surviving Corporation with respect to such Certificate.

Section 2.03           Treatment of Outstanding Equity Awards.

(a)            Treatment of Restricted Stock Units. Immediately prior to the Effective Time, (i) each outstanding award of restricted stock units (“RSUs”) with respect to Shares, including each award of performance-based restricted stock units granted pursuant to a Company Stock Plan (whether or not including a market-based vesting condition) (each, an “RSU Award”) shall be fully vested and (ii) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of restricted stock units subject to such RSU Award, multiplied by (B) the Merger Consideration, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05). In the case of an RSU Award that is subject to performance-based vesting conditions, the number of RSUs deemed to have been earned shall be equal to the target number of RSUs subject to such RSU Award multiplied by the greater of (x) 100% and (y) the total stockholder return multiplier applicable to such RSU Award (up to a maximum of 125% of the target number of RSUs), calculated as of the Closing Date and using the Closing Date as the applicable measurement date, in accordance with the applicable terms of such RSU Award immediately prior to the Effective Time. Following the Effective Time, no such RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.03(a) in exchange for such RSU Award in accordance with this Section 2.03(a). Subject to Section 2.03(e) and the requirements of Section 409A of the Code, the consideration payable under this Section 2.03(a) to each former holder of an RSU Award that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than the first regularly scheduled payroll date following the day that is ten (10) Business Days following the Effective Time), net of any Taxes withheld pursuant to Section 2.05.

(b)            Treatment of Restricted Shares. Immediately prior to the Effective Time, (i) each Restricted Share shall be fully vested and (ii) in accordance with Section 2.01(a)(i), each Restricted Share shall be cancelled and, in exchange therefor, each holder of any such cancelled Restricted Share shall be entitled to receive, in consideration of the cancellation of such Restricted Share and in settlement therefor, a payment in cash of an amount equal to the Merger Consideration, without interest (such amounts payable hereunder, the “Restricted Share Payments”) (less any required Tax withholdings as provided in Section 2.05). Following the Effective Time, no such Restricted Share that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Restricted Share shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 2.01(a)(i) in exchange for such Restricted Share in accordance with Section 2.01(a)(i) and this Section 2.03(b). Subject to Section 2.03(e), the consideration payable under Section 2.01(a)(i) to each former holder of a Restricted Share that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than the first regularly scheduled payroll date following the day that is ten (10) Business Days following the Effective Time), net of any Taxes withheld pursuant to Section 2.05.

(c)            Termination of Company Stock Plan. As of the Effective Time, the Company, the Company Board and the Executive Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.03, to terminate the Company Stock Plan and to ensure that no further rights with respect to Shares or any other awards shall be outstanding thereunder.

(d)            Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) and Section 2.03(b) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further Offering Period (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (i) cause the Exercise Date (as defined in the Company Stock Purchase Plan) with respect to any Offering Period that would otherwise occur on or after the Effective Time, if any, to occur no later than five (5) Business Days prior to the date on which the Effective Time occurs; (ii) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company Stock Purchase Plan; and (iii) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company Stock Purchase Plan. On such exercise date, if any, referred to in clause (iii) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the Company Stock Purchase Plan and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan.

(e)            Parent Funding. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation cash in the amount sufficient to make the payments required under Section 2.03(a) and Section 2.03(b), and Parent shall cause the Surviving Corporation to make the payments required under Section 2.03(a) and Section 2.03(b) at the time required under Section 2.03(a) and Section 2.03(b), as applicable, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code. Parent shall cause the Surviving Corporation to pay the applicable RSU Payments to the holders of RSUs and the applicable Restricted Share Payments to holders of Restricted Shares, in each case, subject to Section 2.05.

Section 2.04           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (such shares, “Dissenting Shares” and, each holder of Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to any Tax withholding pursuant to Section 2.05, and the Surviving Corporation shall remain liable for payment of such amount for such Shares. The Company shall give Parent (a) prompt written notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and applicable Law in respect of Dissenting Shares and (b) the opportunity to direct and control all negotiations and Proceedings with respect to demands for appraisal pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05           Withholding Taxes. Each of Parent, the Surviving Corporation, the Paying Agent and their respective affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any person with respect to the Transactions such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of the Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that Tax amounts are so withheld by the Surviving Corporation, Parent, the Paying Agent or any of their respective affiliates, as the case may be, such withheld Tax amounts (a) shall be remitted by the Surviving Corporation, Parent, the Paying Agent or their respective affiliates, as applicable, to the applicable Governmental Entity, and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, the Paying Agent or their respective affiliates, as the case may be.

Section 2.06           Company Rights Agreement. Pursuant to the Company Rights Agreement Amendment, (a) the approval, execution, delivery and performance of this Agreement will not cause or result in the exercise of any new Rights and (b) immediately prior to the Effective Time (but only if the Effective Time shall occur), (i) all issued and outstanding rights exercisable to purchase shares of Series A Junior Participating Preferred Stock, without par value (the “Series A Preferred Stock”), under the Company Rights Agreement (the “Rights”), will expire in their entirety without any consideration payable therefor or in respect thereof, and no consideration or payment shall be delivered in exchange therefor or in respect thereof, and (ii) the Company Rights Agreement will terminate.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed or furnished on or after September 30, 2018, up to immediately prior to the date of this Agreement, other than disclosures in the “Risk Factors” section of any such filings and any forward-looking statements contained in any such filings that are cautionary, predictive or forward-looking in nature; provided that nothing disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Sections 3.01 (Organization and Qualification; Subsidiaries), 3.02 (Capitalization), 3.03 (Authority), 3.04 (No Conflict; Required Filings and Consents), 3.23 (Opinions of Financial Advisors), 3.24 (Takeover Statutes), 3.25 (Vote Required) or 3.26 (Brokers); or (b) as disclosed in corresponding sections or subsections of the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01           Organization and Qualification; Subsidiaries.

(a)            The Company and each Significant Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary (other than each Significant Subsidiary) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Company Subsidiary has all requisite power and authority to carry on its business as it is now being conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or licensing, except where the failure to be so qualified, in good standing or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            Prior to the date of this Agreement, the Company has made available to Parent or otherwise filed with the SEC true and complete copies of (i) the Amended and Restated Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified, the “Company Charter”), (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), (iii) the Company Rights Agreement and (iv) the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company Subsidiaries, in each case, as may have been amended and as in effect on the date hereof. Each of the organizational documents described in clauses (i) through (iv) of the preceding sentence are in full force and effect, and neither the Company nor any of the Company Subsidiaries is in violation of any provisions thereof, except for any failure to be in full force and effect or any violation of any provisions thereof, in each case, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Section 3.01(c)(i) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Company Subsidiary, together with its jurisdiction of incorporation or organization, form of organization, authorized equity interests, issued and outstanding equity interests and the holder(s) thereof. Neither the Company nor any of the Company Subsidiaries owns any capital stock or voting securities of, or securities convertible into or exchangeable for shares of capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or voting securities of, or any other equity interests in, any person, except for as set forth on Section 3.01(c)(ii) of the Company Disclosure Letter and except for marketable securities and equity interests that in the aggregate have a fair market value less than $5,000,000. Except as set forth on Section 3.01(c)(ii) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is party to any Contract in connection with a joint venture or equity investment in any other person that requires the Company or such Company Subsidiary to make capital contributions or capital investments in any such other person or any of its Subsidiaries or make loans to any such person, which obligations in the aggregate are in excess of $5,000,000.

(d)            As of the date hereof or after the date hereof as expressly permitted by this Agreement or as otherwise expressly agreed to by Parent after the date hereof, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Securities of each of the Company Subsidiaries, other than those set forth on Section 3.01(d) of the Company Disclosure Letter, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other Equity Securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other similar rights and were issued in accordance with applicable Law.

(e)            Except as set forth on Section 3.01(e) of the Company Disclosure Letter, as of the date hereof or after the date hereof as expressly permitted by this Agreement or as otherwise expressly agreed to by Parent after the date hereof, there are no outstanding, existing or such other agreements to grant, extend or enter into any (i) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation, or other similar rights, agreements or commitments of any character to which the Company or any Company Subsidiary is a party, obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other Equity Security in the Company or any Company Subsidiary or securities or obligations convertible into or exchangeable for such shares or Equity Securities relating to or based on the value of the Equity Securities of the Company or any Company Subsidiary, or giving any person a right to subscribe for or acquire from the Company or any Company Subsidiary any Equity Securities of the Company or any Company Subsidiary, and no securities or obligations (contingent or otherwise) evidencing such rights are authorized, issued or outstanding, (ii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or Equity Securities of the Company or any Company Subsidiary or (iii) voting trusts or similar agreements or understandings to which the Company or a Company Subsidiary is a party with respect to the voting or registration of the capital stock of the Company or any Company Subsidiary or any other Equity Security of the Company or any Company Subsidiary.

Section 3.02           Capitalization.

(a)            The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of the Company’s preferred stock, without par value per share (“Company Preferred Stock”). As of the close of business on February 4, 2021 (the “Specified Date”), (i) 31,748,390 Shares were issued and outstanding (including 118,151 Restricted Shares), all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive or other similar rights, and, to the extent owned directly or indirectly by the Company, owned free and clear of any Liens (other than Permitted Liens), (ii) 50,000 shares of Company Preferred Stock designated as Series A Preferred Stock were authorized, (iii) no shares of Company Preferred Stock (including Series A Preferred Stock) were issued and outstanding, and (iv) 9,030,995 Shares were held in treasury. As of the date hereof or after the date hereof as expressly permitted by this Agreement or as otherwise expressly agreed to by Parent after the date hereof, no Company Subsidiary owns any Shares or any shares of Company Preferred Stock. Except as provided in the second sentence of this Section 3.02(a) as of the date hereof and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement or the Company Rights Agreement or as agreed to by Parent, the Company has no Shares reserved for, or subject to, issuance.

(b)            As of the close of business on the Specified Date, 718,970 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming a target level of performance under performance-based awards, and not more than 5,500 shares of Company Common Stock would be issuable under the Company Stock Purchase Plan assuming a Company Common Stock price equal to the Merger Consideration and no additional payroll deductions are made following the date hereof. As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for (i) the shares reserved for issuance pursuant to the outstanding RSU Awards described above, (ii) an additional 1,049,909 Shares reserved for additional grants of awards pursuant to the Company Stock Plan, (iii) 424,903 Shares reserved for issuance pursuant to the Company Stock Purchase Plan and (iv) 50,000 shares of Series A Preferred Stock were reserved for issuance pursuant to the Company Rights Agreement.

(c)            As of the date hereof or after the date hereof as expressly permitted by this Agreement or as otherwise expressly agreed to by Parent after the date hereof, except with respect to (i) the RSU Awards referred to in Section 3.02(b) and the related award agreements, (ii) purchase rights under the Company Stock Purchase Plan and (iii) obligations under the Company Rights Agreement, there are no outstanding or existing agreements to which the Company or any Company Subsidiary is a party to grant, extend or enter into any (A) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar rights, agreements or commitments of any character to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other Equity Security in the Company or any Company Subsidiary or securities or obligations convertible into or exchangeable for such shares or Equity Securities relating to or based on the value of the Equity Securities of the Company or any Company Subsidiary, or giving any person a right to subscribe for or acquire from the Company or any Company Subsidiary any Equity Securities of the Company or any Company Subsidiary and no securities or obligations (contingent or otherwise) evidencing such rights are authorized, issued or outstanding, (B) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or Equity Securities of the Company or any Company Subsidiary or (C) voting trusts or similar agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or registration of the capital stock of the Company or any Company Subsidiary or any other Equity Security of the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date hereof, the Company has not issued any shares of Company Common Stock or other class of Equity Security (other than Shares in respect of RSU Awards and the Company Stock Purchase Plan).

(d)            There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary entitling the holder thereof to vote (or convertible into, or exchangeable for, securities entitling the holder thereof to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

Section 3.03           Authority.

(a)            The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments contemplated hereby, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the representations and warranties contained in Section 4.12, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Stockholder Approval and with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been, and any other agreements or documents to be delivered pursuant hereto by the Company or any Company Subsidiary will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement, and such other agreements and instruments, as applicable, by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.12) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            The Company Board, at a meeting duly called and held, has (i) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders, (iii) declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Merger, and (iv) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that its stockholders adopt this Agreement and approved the inclusion of the Company Recommendation in the Proxy Statement, in each case, by resolutions duly and unanimously adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified.

Section 3.04           No Conflict; Required Filings and Consents.

(a)            Assuming the accuracy of the representations and warranties contained in Section 4.12, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions do or will (i) conflict with, breach, constitute a default under or violate any provision of (A) the Company Charter or Company Bylaws or (B) any equivalent organizational or governing documents of (1) any Significant Subsidiary or (2) any Company Subsidiary (other than a Significant Subsidiary); (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications or similar actions described in Section 3.04(b) have been made, and any waiting periods thereunder have terminated or expired, and subject to obtaining the Company Stockholder Approval, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, termination fee, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract or any material Company Permit, except, with respect to clauses (i)(B)(2), (ii) and (iii), for (A) any such consents, approvals and authorizations, the failure to obtain which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, termination fees, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            None of the execution, delivery or performance of this Agreement by or on behalf of the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) or Investment Screening Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of the NYSE, (v) compliance with any applicable federal or state securities or “blue sky” Laws, (vi) the Required Statutory Approvals, (vii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.05           Permits; Compliance with Laws.

(a)            The Company and each Company Subsidiary is in possession of all authorizations, consents, licenses, permits, certificates, certifications, concessions, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted and perform its Contracts or as may be required under applicable Law (the “Company Permits”), except where the failure to possess any Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 3.05(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Company Permit.

(b)            Each Company Permit is, and since September 30, 2017 has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not and has not been the subject of a written notice or Proceeding threatening (or to the knowledge of the Company, has not received a threat) to suspend, revoke, cancel or adversely modify any such Company Permit, except where any of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure thereof to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the holder of each Company Permit is, and since September 30, 2017 has been, in compliance with such Company Permit and has fulfilled and performed all of its obligations in all respects with respect thereto, (ii) no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any Company Permit, and (iii) the Company has not received any written notice of a violation of any Company Permit. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2017, neither the Company nor any of the Company Subsidiaries has received written notice or communication of any noncompliance or alleged noncompliance with any Company Permits.

(c)            Since September 30, 2017, the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or audit by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary an intention to conduct any such investigation or audit, except as would not be material to the Company and Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer or employee of the Company or any Company Subsidiary, is, or since September 30, 2017 has been, suspended or debarred from doing business with any Governmental Entity, or declared non-responsible or ineligible for contracting with or for any Governmental Entity, or proposed by a Governmental Entity for debarment, except for such suspension, debarment, declarations or proposals with respect to officers or employees that would not be material to the Company and Company Subsidiaries, taken as a whole.

(d)            The Company and the Company Subsidiaries and their respective officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business and performance of their Contracts, where applicable, as presently conducted, except where the failure to have any such clearance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.06           Company SEC Documents; Company Financial Statements. Since September 30, 2017, the Company has filed with or otherwise furnished to (as applicable) on a timely basis the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC since September 30, 2017 and those filed or furnished subsequent to the date of this Agreement, in each case as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain, or if not yet filed or furnished will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, or if not yet filed or furnished will comply, as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was or will be filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file any forms, reports, registrations, statements or other documents with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. The Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (and the rules and regulations promulgated thereunder) and the applicable listing and corporate governance rules and regulations of the NYSE. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any notes thereto) included in or incorporated by reference into the Company’s filings included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were, or if not yet filed or furnished will be, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (ii) present fairly, or if not yet filed or furnished will present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with such Company SEC Document.

Section 3.07           Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to such portions thereof that relate to Parent and Sub and to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.08           Internal Controls and Disclosure Controls. The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such system of internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.09          Absence of Certain Changes.

(a)            Except as otherwise expressly contemplated by this Agreement, from September 30, 2020, through the date of this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business (other than modifications to the conduct of business required by, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 Measures), and (ii) neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent under Section 5.01 (other than Section 5.01(b), Section 5.01(i), Section 5.01(m), Section 5.01(r) or Section 5.01(s)).

(b)           Since September 30, 2020 to the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10           Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities or obligations (a) reflected or reserved against in the audited consolidated balance sheet of the Company as of September 30, 2020 or in the notes thereto included in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2020, which are not, individually or in the aggregate, material in amount or nature, (c) incurred under this Agreement or incurred in connection with the Transactions or otherwise disclosed in Section 3.10 of the Company Disclosure Letter, (d) that have been fully discharged or paid in full prior to the date of this Agreement or the Closing, as applicable or (e) that otherwise, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11           Litigation. There is no suit, claim, action, arbitration, litigation, petition, subpoena, hearing, investigation, mediation or other similar legal proceeding by or before any Governmental Entity or any arbitrator or mediator (collectively, “Proceeding”) involving the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees in their capacities as such, either pending or, to the knowledge of the Company, threatened, other than those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no outstanding Legal Disputes between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand, arising under or relating to any Government Contract or Government Bid that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, there is no pending Proceeding to which the Company or any Company Subsidiary is a party seeking to prevent, hinder, impair, modify, delay or challenge the Merger or any of the other Transactions.

Section 3.12           Employee Benefits.

(a)            Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and each material equity, “phantom” equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy or arrangement, including any form or standard terms of employment, consulting or independent contractor agreement, in each case, maintained by, contributed to, required to be contributed to or sponsored by the Company or any Company Subsidiary, other than (i) any plan, policy, program or arrangement which is required to be maintained by applicable Law without discretion and (ii) any employment agreement or offer letter with an employee which provides for a base salary less than or equal to $200,000 and for which a form employment agreement for the jurisdiction materially similar to the individual agreement has been provided and which does not provide for severance in excess of statutorily required minimums (other than a contractual notice period) or any special incentive arrangement (other than one-off arrangements under which there is no outstanding liability) (clauses (i) and (ii), together, the “Unlisted Company Benefit Plans”) (each, whether or not material, and including the Unlisted Company Benefit Plans, a “Company Benefit Plan”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true and correct copy of, if applicable, (A) each such Company Benefit Plan and all amendments thereto (or a written summary thereof with respect to any such Company Benefit Plan not reduced to writing); (B) each trust agreement or insurance contract relating to each such Company Benefit Plan; (C) the most recent summary plan description and any material modifications thereto; (D) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”) or equivalent; and (E) the most recent determination or opinion letter issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           (i) Each Company Benefit Plan has been established and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan and (iii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan and, to the knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c)           Except as set forth on Section 3.12(c) of the Company Disclosure Letter, none of the Company Benefit Plans provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment occurs.

(d)           At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to, been required to contribute to or had any obligations or liabilities under (i) any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) any “multiple employer plan” as defined in Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)           Except as set forth on Section 3.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment (whether in cash, in property, or in the form of benefits) becoming due to any employee of the Company or any of the Company Subsidiaries, (ii) materially increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits or (iv) result in payments (whether in cash, in property, or in the form of benefits) that would not be deductible under Section 280G of the Code.

(f)            Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in material compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code. Neither the Company nor any of the Company Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(g)           All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) if they are intended to qualify for special tax treatment, meet the requirements for such treatment in all material respects and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions in all material respects. Each Company Subsidiary with employees in the United Kingdom complies with its pension automatic enrollment obligations under the UK Pensions Act 2008, and no Indebtedness will be due or payable under section 75 of the UK Pensions Act 1995 or no material additional contributions will be due or payable to a Company Benefit Plan in the UK that is a defined benefit pension plan (other than usual employer contributions or pursuant to an existing schedule of contributions or contributions to the Company section of the Transport for London pension fund not exceeding on aggregate five percent (5%) of each participating employee’s pensionable salary) as a result of the Transactions.

Section 3.13          Employees and Labor.

(a)           The Company has made available to Parent a true and correct copy of an anonymized list of all employees of the Company and the Company Subsidiaries as of the date of this Agreement, together with each such employee’s respective work location, job title, base salary or hourly rate, as applicable, target bonus, hire date and (if applicable) exempt/non-exempt status.

(b)           Except as set forth on Section 3.13(b) of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries are not and, since September 30, 2018, have not been, party to, or bound by, any collective bargaining agreement, works council agreement or similar agreement or arrangement with any labor union, works council or other labor organization or employee representative body, and (ii) no employees of the Company or any of the Company Subsidiaries are represented by any labor union, works council, other labor organization or employee representative body with respect to their terms and conditions of employment with the Company or any of the Company Subsidiaries. There is no labor strike, organized work slowdown or lockout or, to the knowledge of the Company, any threat thereof, against the Company or any Company Subsidiary. To the knowledge of the Company, there are no union organizing activities pending or threatened, and no union, works council or other labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification or filed any petition or commenced a representation Proceeding before the National Labor Relations Board or any other labor relations tribunal or Governmental Entity.

(c)           To the knowledge of the Company, and except as would not be material to the Company and Company Subsidiaries, taken as a whole, (i) since September 30, 2018, no employee has transferred to the Company or any Company Subsidiary pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) or equivalent transfer regulations, and (ii) there are no employees who transferred to the Company or any Company Subsidiaries at any time by operation of Law and who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death where such benefits transferred to the Company or the applicable Company Subsidiary.

(d)           To the knowledge of the Company, as of the date hereof, no employee of the Company or any Company Subsidiary is in violation of any material term of any agreement that contains non-disclosure, non-competition or other restrictive covenant obligations (i) in favor of the Company or any Company Subsidiary or (ii) in favor of a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(e)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2018, (i) the Company and the Company Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, Contract or policy; (ii) each individual classified by the Company or any Company Subsidiary as an independent contractor has been properly classified as such under applicable Law; and (iii) each employee classified as exempt from overtime under the Fair Labor Standards Act has been properly classified under applicable Law.

(f)            Since September 30, 2018, no allegations of sexual harassment or discrimination have been made against any officer or director of the Company or any Company Subsidiary, or against any employee of the Company or any Company Subsidiary at the level of Vice President or above, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(g)           Since September 30, 2018, neither the Company nor any Company Subsidiary has conducted any “mass layoff” or “plant closing” (each as defined under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state Law).

(h)           Except as would not result in material liability for the Company or the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have complied with the requirements of applicable COVID-19 Measures, (ii) neither the Company nor any Company Subsidiary has received a formal written complaint by or on behalf of a current or former employee alleging that the Company or any Company Subsidiary has failed to comply with applicable COVID-19 Measures, and (iii) no Proceedings have been brought, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary alleging a failure to comply with applicable COVID-19 Measures

(i)            Except as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have complied with all applicable requirements under Executive Order 11246.

Section 3.14          Tax Matters.

(a)           The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has timely paid all Taxes (whether or not shown on any Tax Return) that are or were due and payable or otherwise subject to collection action by a Governmental Entity, subject in each case to such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, subject to such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)           There is no audit, examination, investigation or other Proceeding pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No claim, deficiency or assessment with respect to Taxes has been asserted in writing or, to the knowledge of the Company, otherwise contemplated or proposed, against the Company or any Company Subsidiary which (i) individually or in the aggregate, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.

(c)           Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined or unitary basis with such person, or as a transferee or successor, by Contract (including any Tax matters, Tax allocation, Tax sharing, Tax indemnification, or similar Contract, but excluding any such Contracts not primarily related to Taxes) or otherwise, which liability, individually or in the aggregate, would constitute a Company Material Adverse Effect.

(d)           Since September 30, 2018, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(e)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns or pay Tax that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction, other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements.

(f)            There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.

(g)           Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)           No tolling, extension or waiver of the statute of limitation period applicable to any material Tax Return of the Company or any Company Subsidiary has been granted or is currently in effect, other than in connection with automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(i)            Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude or reduce items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, (v) intercompany transaction consummated on or prior to the Closing Date, as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law), (vi) application of Section 965 of the Code (and no amounts will be required to be paid by the Company and or any Company Subsidiary pursuant to Section 965(h) of the Code), or (vii) stimulus or relief obtained pursuant to any COVID-19 Legislation.

(j)            Neither the Company nor any Company Subsidiary has requested or has been issued any material private letter rulings, technical advice memoranda or similar agreements or rulings in respect of Taxes with any Governmental Entity.

(k)           Neither the Company nor any Company Subsidiary has requested, applied for or sought any material Tax-related relief, assistance or benefit from any Governmental Entity under any COVID-19 Legislation.

Section 3.15          Properties.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and the fee owner of such Owned Real Property. Except as would not reasonably be expected to materially impair the operations of the Company and the Company Subsidiaries, taken as a whole, all buildings, structures, fixtures, building systems and equipment included in the Owned Real Property (i) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (ii) have access to public roads or valid easements for such ingress and egress and (iii) have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage and other utilities, in each case as sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used by the Company and the Company Subsidiaries, and (iv) none of the improvements or any portion thereof are dependent for its access, use or operation (including to fulfill any municipal or governmental requirement) on any land, building, improvement or other property interest which is not included in the Owned Real Property, including, without limitation, its appurtenances.

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property leased by the Company or any Company Subsidiary (collectively, the “Leased Real Property” and each Contract pursuant to which the Company or a Company Subsidiary leases any Leased Real Property, a “Real Property Lease”).

(c)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company or a Company Subsidiary has (i) good fee simple title to all Owned Real Property and (ii) a valid leasehold estate in or right to use all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens.

(d)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the occupancies and uses of the Owned Real Property and Leased Real Property by the Company (or a Company Subsidiary, as appropriate), as well as the development, construction, management, maintenance, servicing and operation of the Owned Real Property and Leased Real Property by the Company (or a Company Subsidiary, as appropriate), comply in all material respects with all applicable Laws, and (ii) Substantial Completion of the Facility (as such terms are defined in the Synthetic Lease) has occurred.

(e)           The Company has delivered or made available to Parent complete and accurate copies of each Real Property Lease that is pertaining to any Leased Real Property that is material to the operations of the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to materially impair the operations of the Company and the Company Subsidiaries, taken as a whole, no default or breach by the Company or any of the Company Subsidiaries, nor (to the knowledge of the Company) any event with respect to the Company or any of the Company Subsidiaries that, with notice or the passage of time, would result in a default or breach, has occurred under any Real Property Lease and, to the knowledge of Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. Other than as set forth in Section 3.15(e) of the Company Disclosure Letter, (i) no consent by the landlord under any Real Property Lease is required in connection with the consummation of the Transactions that, if not obtained, would materially impair the operations of the Company and Company Subsidiaries, taken as a whole, and (ii) except in connection with any COVID-19 Measures, none of the Company or any of the Company Subsidiaries has vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the improvements used in connection with any Leased Real Property are, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and (B) to the knowledge of the Company, there are no facts or conditions affecting such improvements that would reasonably be expected to interfere in any significant respect with the current use, occupancy or operation thereof.

Section 3.16          Environmental Matters.

(a)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            the Company and each Company Subsidiary is in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received any unresolved written notice, demand, letter or claim, in any case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, and there are no facts, conditions or circumstances that would reasonably be expected to form the basis of any such written notice, demand, letter or claim;

(ii)           neither the Company nor any Company Subsidiary has received any written notice of, and neither the Company nor any Company Subsidiary has caused the spill or other release of any Hazardous Substances at, on or under the Owned Real Property or the Leased Real Property that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary;

(iii)          neither the execution of this Agreement nor the consummation of the Transactions will require any notification to or consent of any Governmental Entity or the undertaking of any investigations or remedial actions of any Owned Real Property or Leased Real Property pursuant to any Environmental Law; and

(iv)            the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), notices or claims, studies, analyses, tests or monitoring in the possession of or reasonably available to the Company or any of the Company Subsidiaries pertaining to (A) any unresolved claims against the Company or any Company Subsidiary under Environmental Law; (B) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary; or (C) allegations of noncompliance with applicable Environmental Laws by the Company or any Company Subsidiary that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Section 3.17         Intellectual Property.

(a)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have the right to use all Intellectual Property and Intellectual Property Rights that are material to the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”). Section 3.17(a) of the Company Disclosure Letter contains a list of all registrations and applications for registration of Company Intellectual Property that are owned by the Company or any Company Subsidiary. The Company or a Company Subsidiary is the sole legal and beneficial and, as applicable, record owner of all Company Intellectual Property set forth on Section 3.17(a) of the Company Disclosure Letter, free and clear of all Liens other than Permitted Liens, and to the knowledge of the Company all such Company Intellectual Property is valid, subsisting and enforceable (excluding applications for registration of such Company Intellectual Property). No material Company Intellectual Property owned or purportedly owned by the Company or any Company Subsidiary is subject to any outstanding Proceeding restricting the use thereof by the Company or any Company Subsidiary or restricting the licensing thereof by the Company or any Company Subsidiary to any other person that would, or would reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.

(b)          To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not, and would not reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.

(c)          Since September 30, 2018, neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened claim alleging the conduct of the business by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not, and would not reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.

(d)          To the knowledge of the Company, no other person has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries since September 30, 2018, except for any such infringement, misappropriation or other violation as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          Except as would not, and would not reasonably be expected to, be material to the Company and Company Subsidiaries, taken as a whole, all use and distribution of software and open source materials by the Company or any Company Subsidiary is in material compliance with all open source licenses applicable thereto. Neither the Company nor any Company Subsidiary has used any copyleft materials in a manner that requires any software or products, or any portion thereof, included in the Company Intellectual Property that is owned by the Company or any Company Subsidiary to be subject to copyleft licenses in a manner that would require the public disclosure of any source code for software that is owned by the Company or any Company Subsidiary.

(f)          Any person who has developed any material Intellectual Property or Intellectual Property Rights on behalf of the Company or any Company Subsidiary has executed a written agreement pursuant to which such person assigns all such Intellectual Property Rights to the Company or such Company Subsidiary, as applicable, except for any failure that would not, and would not reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.18         Company Material Contracts.

(a)          All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date hereof, no such Contract has been amended or modified, except as set forth in Section 3.18(a) of the Company Disclosure Letter. All such filed Contracts shall be deemed to have been made available to Parent.

(b)         Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent (or publicly filed as exhibits to the Company SEC Documents) true, correct and complete copies (as amended through the date of this Agreement), of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely among the Company and any of the wholly owned Company Subsidiaries), as of the date of this Agreement, that:

(i)            is a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)            (A) provides for the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 (except for any such Indebtedness between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, guarantees by the Company of Indebtedness of any of the wholly owned Company Subsidiaries and guarantees by any of the wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary) or (B) except as set forth in clause (A) relates to any outstanding letters of credit, bankers’ acceptances, performance bonds, surety bonds or guarantees in an aggregate principal amount in excess of $10,000,000 individually or in the aggregate;

(iii)           grants any rights of first refusal, rights of first negotiation, rights of first offer or other similar rights to any person with respect to the sale of any Owned Real Property or of any material assets, rights or properties of the Company or any of the Company Subsidiaries;

(iv)           that is material to the Company or any Company Subsidiary and (A) restricts the Company or any Company Subsidiary from competing with any person, (B) obligates the Company or any of the Company Subsidiaries to conduct business with any third party on an exclusive basis, (C) limits or purports to limit either the type of lawful business in which the Company or any of the Company Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (except to the extent such limitations relate to compliance with applicable Law or restrictions on interactions with Sanctioned Persons or countries subject to sanctions) or (D) contains (1) “most favored nation,” “most favored customer,” “most favored supplier” or similar covenants to the counterparty of such Contract or (2) requirements provisions (committing a person to provide or purchase the quantity of goods or services required by another person);

(v)            provides for the acquisition or disposition of any business (or substantial portion thereof) or division of any person (including equity interests) (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding obligations to indemnify directors and officers pursuant to acquisition agreements or, in the case of Contracts pursuant to which the Company or any Company Subsidiary sold an asset or business, obligations to indemnify for liabilities related to businesses retained by the Company or any Company Subsidiary or, in the case of Contracts pursuant to which the Company or any Company Subsidiary purchased assets or businesses, obligations to indemnify for liabilities related to such acquired business or assets);

(vi)           provides for the settlement of any litigation (A) pursuant to which the Company or any Company Subsidiary has outstanding payment obligations in excess of $2,000,000 or (B) that materially affects the conduct of the Company’s or any Company Subsidiary’s businesses, taken as a whole;

(vii)          is (A) a license agreement pursuant to which the Company or any Company Subsidiary is licensed by a third party to use any Intellectual Property or Intellectual Property Rights for which the Company or any Company Subsidiary is required to make annual payments in excess of $2,000,000 (other than any “commercially available off-the-shelf software package,” or other software licensed pursuant to a software “shrink wrap,” “click wrap” or “click-through” license) or (B) an agreement pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights owned by the Company or any Company Subsidiary (other than non-exclusive licenses in the ordinary course of business) that is material to the Company and the Company Subsidiaries, taken as a whole;

(viii)        pursuant to which the Company or any Company Subsidiary provides services to a customer (including any Governmental Entity) and the Company or any Company Subsidiary has received in excess of $25,000,000 in fees during the period beginning on September 30, 2019 and ending on September 30, 2020 or the Company or any Company Subsidiary reasonably expects to receive in excess of $25,000,000 during the period beginning on September 30, 2020 and ending on September 30, 2021;

(ix)           is a vendor Contract pursuant to which the Company or any Company Subsidiary paid in excess of $5,000,000 for goods or services during the period beginning on September 30, 2019 and ending on September 30, 2020 or the Company or any Company Subsidiary reasonably expects to pay in excess of $5,000,000 for goods and services during the period beginning on September 30, 2020 and ending on September 30, 2021;

(x)            is a Contract for Leased Real Property providing for annual base rent payments of $1,000,000 or more or is a Contract for the lease of personal property providing for annual payments of $2,000,000 or more;

(xi)           is a collective bargaining agreement, works council agreement or similar agreement or arrangement with any labor union, works council or other labor organization or employee representative body;

(xii)          by its express terms precludes the Company from paying dividends or other distributions to stockholders by the Company or any Company Subsidiary; or

(xiii)         is a Contract that would be required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or disclosed on a Current Report on Form 8-K that has been or would be required to be filed or incorporated by reference in the Company SEC Documents.

Each Contract described in Section 3.18(a) and Section 3.18(b), other than this Agreement, is referred to in this Agreement as a “Company Material Contract.”

(c)          Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, except where such breach or default, individually or together with other such breaches or defaults, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Each Company Material Contract, including any Contract entered into after the date of this Agreement that would have been a Company Material Contract if entered into prior to the date of this Agreement, is (or if entered into after the date of this Agreement, will be) a valid and legally binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, the other parties thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect, except for such failures as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the past twelve (12) months (i) there have been no claims or disputes pending or, to the knowledge of the Company, threatened under any Company Material Contract that remain unresolved, and (ii) neither the Company nor any of the Company Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, cancel, fail to renew or renegotiate (or otherwise materially change) the terms of any such Company Material Contract.

Section 3.19         Government Contracts.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and the Company Subsidiaries, taken as a whole, since January 1, 2017, with respect to each Government Contract and each Government Bid:

(i)             all representations and certifications, including claims for payment, executed by the Company and any Company Subsidiary were current, accurate and complete as of their effective date;

(ii)            there has been no termination, suspension, stop work order, cost disallowance, withholding, recoupment, cure notice, or show cause notice in effect, nor, to the knowledge of the Company, has any Governmental Entity threatened to issue a termination, suspension, stop work order, cost disallowance, withholding, recoupment, cure notice, or show cause notice;

(iii)           there have been no disputes between the Company or any of the Company Subsidiaries, on the one hand, and any Governmental Entity or other person, on the other hand;

(iv)           the Company and the Company Subsidiaries have complied with all such Contract provisions and applicable Laws, including such Contract provisions and applicable Laws related to interactions with persons representing or employed by a Governmental Entity, conflicts of interest, gifts or gratuities;

(v)            neither the Company nor any Company Subsidiary has made, or to the knowledge of the Company, been required to make, any disclosures to any Governmental Entity with respect to any alleged irregularity, misstatement or omission;

(vi)           to the knowledge of the Company, none of the Company, any Company Subsidiary, or any officer or employee of the Company or any Company Subsidiary has been under administrative, civil or criminal investigation, indictment or information by a Governmental Entity (except for routine security investigations by the DCSA or any CSA) that could reasonably be expected to lead to (A) liability to the Company or any Company Subsidiary, (B) ineligibility of the Company or any Company Subsidiary to perform Government Contracts or (C) the suspension or revocation of any facility or personnel security clearance required by the Company or any Company Subsidiary for the performance of any Government Contract; and

(vii)          no disclosure has been made, with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission by the Company or any Company Subsidiary arising under or relating to a Government Contract, and to the knowledge of the Company, no such disclosure is required to be made.

(b)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, there are no audits or investigations completed or underway by any Governmental Entity with respect to any Government Contract or Government Bid.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries possess all facility security clearances and national security authorizations, and their respective employees possess all personnel security clearances, required to perform the Government Contracts. Section 3.19(c) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all such facility security clearances and national security authorizations. Since January 1, 2017, to the knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with all applicable national security obligations, including those specified in the NISPOM. To the knowledge of the Company, there is no proposed or threatened termination or revocation of any facility security clearance, national security authorization or personnel security clearance or any existing condition, situation or set of circumstances that could reasonably be expected to result in the termination or revocation of any facility security clearance, national security authorization or personnel security clearance.

(d)          Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Government Contract and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, except where such breach or default, individually or together with other such breaches or defaults, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, there has been no action or inaction by the Company or any Company Subsidiary, or any of their officers or employees, which would give the relevant Governmental Entity cause to bring a claim under or in connection with any indemnity given by the Company or Company Subsidiary under the Government Contract to which it is a party, except where such claim or indemnity would not be material and adverse to the Company and Company Subsidiaries, taken as a whole.

Section 3.20         Privacy and Data Security.

(a)          The Company and each of the Company Subsidiaries have a privacy policy regarding the collection and use of personally identifiable information (the “Company Privacy Policy”), true, correct and complete copies of which as in effect on the date hereof have been made available to Parent prior to the date of this Agreement. Except as would not be material to the Company and Company Subsidiaries, taken as a whole, since January 1, 2018, the Company and each of the Company Subsidiaries have been in compliance in all material respects with the Company Privacy Policy and Privacy Requirements regarding the collection, use, processing, storage, and disclosure (collectively, “Processing” or “Process”) of any personally identifiable information, personal data or non-public information (collectively, “Personal Information”).

(b)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement will not violate any Privacy Requirements. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the Processing of Personal Information.

(c)          Since September 30, 2018, neither the Company nor any of the Company Subsidiaries has experienced a material Security Incident.

(d)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2018, the Company and each of the Company Subsidiaries have implemented, maintained and complied with an information security program that includes reasonable and appropriate physical, administrative and technical safeguards and policies designed to protect the confidentiality and integrity of the IT Assets and the information the IT Assets process, store or transmit.

Section 3.21         Anti-Bribery and Export Compliance.

(a)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) for the past five (5) years, the Company and the Company Subsidiaries (and, to the knowledge of the Company, their respective officers, directors, employees or agents in their capacity as such) have complied with all applicable Anti-Bribery Laws or Export Laws; (ii) for the past five (5) years, neither the Company nor any Company Subsidiary has (A) received written or other formal notice of any actual, alleged, apparent or potential violation of any applicable Anti-Bribery Law or Export Law, (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, indictments, informations, suspensions, proceedings, demand letters, settlements, enforcement actions, debarments or, to the knowledge of the Company, any audit or investigation, by or before any Governmental Entity (including receipt of any subpoena) related to any actual, alleged or potential violation of any applicable Anti-Bribery Law or Export Law or (C) made any voluntary disclosure to any Governmental Entity regarding any applicable Anti-Bribery Law or Export Law; and (iii) for the past five (5) years, neither the Company nor any Company Subsidiary (nor, to the knowledge of the Company, any of their respective officers, directors or employees) has offered, paid, authorized or promised to pay anything of value, regardless of form, to any person for the purpose of influencing any act or decision of such person or securing an improper advantage to assist the Company or the Company Subsidiaries in obtaining or retaining business.

(b)          Except as would not be material to the Company and Company Subsidiaries, taken as a whole, the Company, each of the Company Subsidiaries and, to the knowledge of the Company, their respective officers, directors, employees and agents (acting in their capacity as such), have not established or maintained, or are not maintaining, any unlawful fund of corporate monies or other properties, or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, in breach of any applicable Anti-Bribery Law.

(c)          For the past five (5) years, the Company and each of the Company Subsidiaries have instituted and maintained procedures and controls which are reasonably designed to be adequate (and otherwise comply with applicable Law) to ensure that the Company and each Company Subsidiary is and will continue to be in compliance with all applicable Anti-Bribery Laws and Export Laws.

(d)          For the purpose hereof, “Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption or kick-backs. For purposes hereof, “Export Laws” means (i) all Laws administered by the U.S. Treasury Department Office of Foreign Assets Control, all applicable sanctions Laws or embargoes imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any of its Member States, and all anti-boycott Laws administered by the U.S. Department of State, Department of Commerce or the Department of the Treasury, and (iii) all Laws applicable to the trade, import, export, re-export, or transfer of items, including information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the applicable export control laws and regulations of the United Kingdom or the European Union.

(e)          Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any of their respective directors, officers or employees are Sanctioned Persons.

Section 3.22         Insurance. Section 3.22 of the Company Disclosure Letter contains a list of all Insurance Policies as of the date of this Agreement, true and complete copies of which (or, to the extent such policies are not available, policy binders) have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by applicable Law, regulation or Contract, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the Insurance Policies, (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action (including with respect to the giving of due and timely notice of any claim or occurrence) which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies, (d) since September 30, 2018, insurance policies providing materially similar insurance coverage as that provided by the Insurance Policies have been in effect, and (e) no policy limits of any of the Insurance Policies have been exhausted or materially eroded or reduced. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any of the Insurance Policies.

Section 3.23         Opinions of Financial Advisors. On or prior to the date of this Agreement, each of J.P. Morgan Securities LLC and Raymond James & Associates, Inc. has rendered to the Company Board its respective oral opinion to be confirmed in its written opinion to the effect that, as of the date of such written opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. True, correct and complete executed copies of the written opinions described in the preceding sentence will be delivered to Parent solely for information purposes promptly (and in any event within twenty-four (24) hours) after the receipt thereof by the Company.

Section 3.24         Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.12, (a) the Company Board has taken all necessary action such that (i) the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and (ii) neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger and the Transactions will cause or result in (A) the grant or issuance of any new Rights under the Company Rights Agreement or (B) any Rights previously granted under the Company Rights Agreement to become exercisable and (b) no other “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Shares, this Agreement, the Merger or the Transactions. Except with respect to the Company Rights Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

Section 3.25         Vote Required. Assuming the accuracy of the representation contained in Section 4.12, the only vote of the holders of Shares (and any capital stock of the Company) required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”).

Section 3.26         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries, other than J.P. Morgan Securities LLC and Raymond James & Associates, Inc.

Section 3.27         Affiliate Arrangements. Since September 30, 2018, there have been no transactions, or series of related transactions, agreements, Contracts, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or any of the Company Subsidiaries, on the one hand, and any director, officer or other affiliate of the Company or any of the Company Subsidiaries, or any entity in which any such person has a direct or indirect material interest, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) (each, an “Affiliate Arrangement”) and have not been disclosed in the Company SEC Documents.

Section 3.28         Acknowledgement of No Other Representations or Warranties. EXCEPT AS PROVIDED IN THIS ARTICLE III OR IN ANY CERTIFICATE TO BE DELIVERED BY THE COMPANY IN CONNECTION WITH THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPLICITLY SET FORTH IN ARTICLE IV, AND IN THE FINANCING COMMITMENT LETTERS AND THE LIMITED GUARANTEES, NEITHER PARENT NOR SUB (OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES) MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO PARENT OR ITS SUBSIDIARIES (INCLUDING SUB).

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in corresponding sections or subsections of the separate disclosure letter that has been delivered by Parent to the Company prior to the execution of this Agreement, including the documents attached to, or incorporated by reference in, such disclosure letter (the “Parent Disclosure Letter”), Parent and Sub each represent and warrant to the Company as follows:

Section 4.01         Organization. Each of Parent and Sub (a) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (b) has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.02         Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and all other agreements and instruments contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the approval of this Agreement by Parent in its capacity as the sole stockholder of Sub (which approval shall occur immediately following the execution of this Agreement). This Agreement has been, and any other agreements or documents to be delivered pursuant hereto by Parent or Sub will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement of the other parties thereto) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The board of directors (or equivalent) of Parent has (a) approved this Agreement and the Transactions upon the terms and subject to the conditions set forth in this Agreement and (b) adopted and approved this Agreement, the Merger and the consummation by Parent of the Transactions, including the Merger, in each case, by resolutions duly and unanimously adopted, which resolutions have not been subsequently rescinded, withdrawn or modified. The board of directors of Sub has (i) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) declared advisable the execution, delivery and performance of this Agreement and the consummation by Sub of the Transactions, including the Merger, (iii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of Parent (as the sole stockholder of Sub) and Sub and (iv) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that Parent (as the sole stockholder of Sub) adopt this Agreement, in each case, by resolutions duly and unanimously adopted, which resolutions have not been subsequently rescinded, withdrawn or modified. The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any of the Transactions.

Section 4.03         No Conflict; Required Filings and Consents.

(a)          None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions do or will (i) conflict with, breach, constitute a default under or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications or similar actions described in Section 4.03(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, termination fee, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets are bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents, approvals and authorizations, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, termination fees, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

(b)          None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity with respect to Parent or Sub or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws or Investment Screening Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of the NYSE, (v) compliance with any applicable federal or state securities or “blue sky” Laws, (vi) the Required Statutory Approvals and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.04          Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to such portions thereof that relate to the Company and the Company Subsidiaries and to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of the Company Subsidiaries or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 4.05          Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party, either pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than those that would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.06         Capitalization and Operations of Sub. As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Merger, the Financing and the other Transactions.

Section 4.07         Financing.

(a)          Parent has delivered to the Company true and complete copies of (i) the executed commitment letters, dated as of the date hereof (the “Equity Commitment Letters”), among Parent, Sub and the other parties thereto (the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject only to the terms thereof, to provide the cash and rollover equity financing described therein at the date and time at which the Closing is required to occur pursuant to Section 1.02 and to which the Company is an express third-party beneficiary (the “Equity Financing”), and (ii) an executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (as may be amended, restated, amended and restated, replaced, substituted, supplemented, waived or otherwise modified in accordance with Section 5.07 of this Agreement (including in connection with any Second Lien Giveaway or Replacement Commitment Facility), the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) from the Debt Financing Sources listed therein, pursuant to which the Debt Financing Sources party thereto from time to time have committed, on the terms and subject only to the conditions set forth therein, to provide the Debt Financing. Parent has also delivered to the Company true and complete copies of any fee letter relating to the Debt Commitment Letter (with only the fee amounts, pricing terms, pricing caps, flex provisions and certain other customary economic provisions (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability or conditionality of the Debt Financing or prevent or delay the Closing) redacted) (any such fee letter, as may be amended, restated, amended and restated, replaced, substituted, supplemented, waived or otherwise modified in accordance with Section 5.07, a “Fee Letter”).

(b)          Assuming the Financing is funded in accordance with the terms of the Financing Commitment Letters and that each of the conditions set forth in Section 6.01 and Section 6.03 is satisfied at the Closing, Parent and Sub will have sufficient available funds to fund all of the amounts required to be provided by Parent or Sub for the consummation of the Transactions on the terms contemplated by this Agreement and to satisfy the obligations of Parent and Sub under this Agreement when due, including (i) the payment of the Aggregate Merger Consideration and the amounts payable pursuant to Section 2.03, (ii) the payment of all costs and expenses of the Transactions (including any obligations of the Surviving Corporation and the Company Subsidiaries) which become due or payable by the Surviving Corporation or any Company Subsidiary in connection with, or as a result of, the Transactions and (iii) the repayment or refinancing of Indebtedness of the Company and the Company Subsidiaries required by the Debt Commitment Letter (collectively, the “Financing Purposes”).

(c)          As of the date hereof, all of the Financing Commitment Letters are in full force and effect and have not been withdrawn, terminated or rescinded (or contemplated to be withdrawn, terminated or rescinded) or contemplated to be amended, supplemented or modified (other than, in the case of the Debt Commitment Letter, any amendment to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who have not executed the Debt Commitment Letter as of the date hereof (including in connection with any Second Lien Giveaway)) in any respect. Each of the Financing Commitment Letters, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and Sub and/or any Finance Affiliate (and, to the knowledge of Parent, the other parties thereto) and is enforceable against Parent and Sub and/or any Finance Affiliate (and to the knowledge of Parent, the other parties thereto) in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing on the date hereof that would or would reasonably be expected to cause the Financing Commitment Letters to be ineffective. There are no side letters or other Contracts relating to the Financing Commitment Letters (except for (i) any Fee Letters or (ii) any other customary engagement letters or other agreements which do not impact the conditionality, availability or aggregate amount of the Financing). As of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term of the Financing Commitment Letters. Assuming that each of the conditions set forth in Section 6.01 and Section 6.03 is satisfied at the Closing, neither Parent nor Sub has reason to believe that it, any Finance Affiliate, any Equity Financing Source or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Financing Commitment Letters required to be satisfied by it. Parent and Sub have fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Financing Commitment Letters to be paid on or before the date of this Agreement. As of the date of this Agreement, there are no conditions precedent to the obligations of the Financing Sources or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitment Letters.

(d)          Neither Parent nor Sub has, directly or indirectly, entered into any exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank, investment bank or other potential provider of debt or equity financing, or provider of surety or performance bonds (or similar bonds), that prohibits such provider from providing or seeking to provide any services or financing, including debt or equity financing, to any third party in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08         Limited Guarantees. Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantors to deliver the Limited Guarantees, dated as of the date hereof, to the Company. The Limited Guarantees are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each Limited Guarantee is a legal and valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the applicable Guarantor under each Limited Guarantee.

Section 4.09         Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or, to the extent permitted by applicable Law, waived and (b) (i) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP and (ii) the Company has satisfied the condition in Section 6.02(a), then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Financing and the Financing Purposes, any Finance Affiliate, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, will be Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Finance Affiliate, Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.10         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent or any of its Subsidiaries, including Sub.

Section 4.11         Absence of Certain Arrangements. Other than this Agreement, the Financing Commitment Letters and the Voting Agreement, as of the date of this Agreement, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee, the Specified Stockholder or any other stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time. Other than the Voting Agreement, neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any third party has agreed to provide, directly or indirectly, as of the date hereof, any capital (other than pursuant to the Financing Commitment Letters) to Parent or the Company to finance in whole or in part any of the Financing Purposes or otherwise in connection with the Transactions or (c) any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.12         Ownership of Company Common Stock. None of Parent, Sub or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. None of Parent, Sub or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or is entitled to a contractual right to beneficially own (whether or not subject to the passage of time or other contingencies)), as of the date hereof, or will at any time prior to the Closing Date beneficially own (or, except pursuant to this Agreement or the Equity Commitment Letters, be entitled to a contractual right to beneficially own (whether or not subject to the passage of time or other contingencies)), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or is a party as of the date hereof, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement or the Equity Commitment Letters) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary.

Section 4.13         Foreign Ownership and Control.

(a)          No foreign government, agency of a foreign government or representative of a foreign government, no business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States or its territories, nor any person who is not a citizen or national of the United States (each a “Foreign Interest” in accordance with the NISPOM), (i) directly or indirectly will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) sufficient to elect, or is otherwise entitled to representation on (including in any observer capacity), the governing board of Parent, or (ii) has (or following the Merger will have) the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Parent, by contractual arrangements or other means, to determine, direct or decide matters affecting the management or operations of Parent.

(b)          As a result of the Transactions, no “foreign person,” whether affiliated as a limited partner or otherwise, will obtain through Parent, whether directly or indirectly, or otherwise as a result of the Transactions, any of the following: (i) “control” of the Company; (ii) access to any “material nonpublic technical information” of the Company; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any “involvement (other than through voting of shares) in substantive decision” making of the Company regarding (A) “the use, development, acquisition, or release of any of critical technologies,” (B) “the management, operation, manufacture, or supply of covered investment critical infrastructure” or (C) the “use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens maintained or collected by” the Company. Unless otherwise specified, all terms in this Section 4.13(b) in quotation marks are defined as those terms are defined in Section 721 the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(c)          To the knowledge of Parent, neither Parent nor any of its affiliates is subject to ownership, control or influence from a Foreign Interest (as defined in the NISPOM) that would preclude the Company from maintaining, upon the consummation of the transactions contemplated by this Agreement, its facility security clearances under the NISPOM.

Section 4.14         Regulatory Matters(a). As of the date hereof, to the knowledge of Parent, none of Parent, Sub, the Specified Stockholder or any of their respective affiliates competes with the Company or any Company Subsidiary in any line of business or offers any product or service that competes with any product or service offered by the Company or any Company Subsidiary that would reasonably be expected to materially delay or prevent the consummation of the Transactions. As of the date hereof, to the knowledge of Parent, none of Parent, Sub, the Specified Stockholder or any of their respective affiliates are involved in negotiations or otherwise evaluating the acquisition of all or more than 5% of any business that competes with the Company or any Company Subsidiary in any line of business or offers any product or service that competes with any product or service offered by the Company or any Company Subsidiary that would reasonably be expected to materially delay or prevent the consummation of the Transactions.

Section 4.15      Acknowledgement of No Other Representations or Warranties. EACH OF PARENT AND SUB ACKNOWLEDGES THAT IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND THAT IT AND ITS REPRESENTATIVES HAVE RECEIVED REASONABLE ACCESS TO THE BOOKS AND RECORDS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT IT AND ITS REPRESENTATIVES HAVE DESIRED OR REQUESTED TO REVIEW FOR SUCH PURPOSE AND THAT IT AND ITS REPRESENTATIVES HAVE BEEN AFFORDED THE OPPORTUNITY TO MEET WITH THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND TO DISCUSS THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. EXCEPT AS PROVIDED IN THIS ARTICLE IV OR IN ANY CERTIFICATE TO BE DELIVERED BY PARENT OR SUB IN CONNECTION WITH THIS AGREEMENT AND IN THE FINANCING COMMITMENT LETTERS AND THE LIMITED GUARANTEES, NEITHER PARENT NOR SUB NOR ANY OTHER PERSON ON BEHALF OF PARENT OR SUB MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PARENT OR ANY OF ITS SUBSIDIARIES (INCLUDING SUB). EACH OF PARENT AND SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH IN ARTICLE III, NEITHER THE COMPANY NOR ANY OF THE COMPANY SUBSIDIARIES (OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES) MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES.

Article V
COVENANTS

Section 5.01         Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as expressly set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law (including any COVID-19 Measures), unless Parent otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact in all material respects to the extent within its control its business organization and maintain current relationships with significant customers, suppliers and distributors and other persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as expressly set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by this Agreement or as required by applicable Law (including any COVID-19 Measures), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          amend the Company Charter or the Company Bylaws or the equivalent organizational or governing documents of any Company Subsidiary;

(b)          except as required by any Contract between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries, issue, sell or grant (or authorize any of the foregoing) any Equity Securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Securities, or any rights of any kind to acquire any such Equity Securities or such convertible or exchangeable securities, other than (i) the issuance of Shares upon the vesting of RSU Awards outstanding as of the date hereof or otherwise permitted to be granted hereunder as required in accordance with the terms thereof, or pursuant to the terms of the Company Stock Purchase Plan; and (ii) the issuance of securities by a Company Subsidiary to the Company or another Company Subsidiary; or (iii) the issuance of any Rights (or securities with respect to such Rights) pursuant to the terms and in accordance with the Company Rights Agreement, subject to the terms and conditions of this Agreement;

(c)          adjust, split, combine, subdivide, change, exchange, amend the terms of, recapitalize or reclassify any capital stock or other Equity Security of the Company or any Company Subsidiary;

(d)          other than in the ordinary course of business, sell, pledge, assign, mortgage, transfer, lease, license, incur or create a Lien (other than Permitted Liens) or otherwise encumber or dispose of any material property, assets, business or rights of the Company or any Company Subsidiary, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the wholly owned Company Subsidiaries or between or among the wholly owned Company Subsidiaries; (ii) for the purpose of disposing of obsolete or worthless assets; or (iii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(j);

(e)          declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof, other than (i) dividends by the Company to the Company’s stockholders in an amount not to exceed $5,000,000 in the aggregate in any six (6)-month period (and, in any event, not more than $10,000,000 in the aggregate prior to the Closing), in an amount per share and with record dates and payment dates substantially consistent with those in fiscal year 2020, (ii) as between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (iii) the issuance of any Rights (or securities with respect to such Rights) pursuant to the terms and in accordance with the Company Rights Agreement, subject to the terms and conditions of this Agreement;

(f)           other than (i) in respect of Company Subsidiaries or (ii) in connection with the payment of related withholding Taxes, by net exercise or by tendering of shares (or Tax withholdings on the vesting or payment of RSU Awards or Restricted Shares, as applicable), reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s Equity Securities or any options, warrants, securities or other rights exercisable for or convertible into any such Equity Securities;

(g)          merge, consolidate or form a joint venture with or acquire stock or other equity interests in any person, other than between the Company and a wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(h)          make or offer to make any material acquisition of a business (including by merger, consolidation, acquisition of stock or assets or otherwise), other than any acquisitions for consideration that is individually not in excess of $5,000,000, or in the aggregate not in excess of $10,000,000;

(i)           make or commit to make any capital expenditures other than those which do not, in the aggregate, exceed one-hundred and twenty percent (120%) of the aggregate amounts reflected in the Company’s 2021 capital expenditure budget, which has previously been made available to Parent;

(j)           incur any Indebtedness for borrowed money, or in respect of hedges or other derivatives (including guarantees of obligations thereunder), or issue any debt securities, or assume or guarantee the obligations of any person (other than a Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness, (ii) for surety and performance bonds (and related guarantees) in the ordinary course of business not to exceed $10,000,000 in excess of the “Bond Pipeline” set forth on Section 5.01(j) of the Company Disclosure Letter, (iii) in respect of currency or interest rate hedges entered into by the Company or any Company Subsidiary to hedge its currency or interest rate risks arising in the ordinary course of business and not for speculative purposes, (iv) in connection with transactions permitted pursuant to Section 5.01(h), (v) Indebtedness under any credit facility of the Company in existence as of the date hereof (including, for the avoidance of doubt, letters of credit under such existing credit facilities) in the ordinary course of business, (vi) for any guarantee of the Company of Indebtedness of the Company Subsidiaries or guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the Company Subsidiaries or (vii) with respect to any Indebtedness not in accordance with clauses (i) through (vi) for any Indebtedness not to exceed $15,000,000 in the aggregate outstanding at any one time;

(k)          make any loans, advances or capital contributions to, or investments in, any other person other than (i) any loans, advances or capital contributions less than $5,000,000 in the aggregate made in the ordinary course of business consistent with past practice, (ii) loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company, (iii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary consistent with past practice or (iv) extending payment terms granted to customers or clients or making advances to customers or clients in the ordinary course of business;

(l)           (i) enter into any collective bargaining agreement, works council agreement or similar agreement or arrangement with any labor union, works council or other labor organization or employee representative body or (ii) recognize or certify any labor union, works council or other labor organization or employee representative body;

(m)         except to the extent required by applicable Law or the terms of any Company Benefit Plan or collective bargaining agreement, (i) materially increase the compensation or benefits payable to any current or former employee, officer or director of the Company or any of the Company Subsidiaries, other than in the ordinary course of business for any employee below the level of Senior Vice President consistent with past practice; (ii) grant any bonus or other incentive award, severance or termination pay to any employee or other service provider, other than in the ordinary course of business for any employee below the level of Senior Vice President; (iii) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan that is a health or welfare arrangement or any health or welfare arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, other than in the ordinary course of business without a material increase in the costs to the Company; (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan; (v) materially amend or modify any outstanding award under any Company Benefit Plan; (vi) hire or engage any person to be an employee or other service provider of the Company or any of the Company Subsidiaries, other than (A) to fill a position that is open as of the date hereof or (B) in the ordinary course of business for any employee below the level of Senior Vice President; or (vii) terminate the employment of any employee for a reason other than a termination for cause, other than in the ordinary course of business for any employee below the level of Senior Vice President;

(n)            intentionally waive or release any material noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former employee or other service provider;

(o)            make any material change in accounting policies, principles, practices or procedures, other than as required by GAAP or applicable Law;

(p)            engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be expected to be material and adverse to the Company and Company Subsidiaries, taken as a whole;

(q)            (i) make, change or rescind any material election in respect of Taxes, (ii) file an amended Tax Return with respect to a material amount of Taxes, (iii) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of any material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (iv) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of applicable Law in respect of Taxes) with any Governmental Entity regarding any material Tax liability or assessment, (v) settle, resolve, compromise or otherwise dispose of any material claim, audit, examination, investigation or Proceeding relating to Taxes or surrender a right to a material Tax refund or (vi) change any material method of accounting for U.S. federal income or foreign Tax purposes;

(r)             except in the ordinary course of business, (i) materially amend, modify or terminate (except for terminations pursuant to the expiration of the existing term of any Company Material Contract or the Specified Contract) any Company Material Contract or the Specified Contract or waive, release or assign any material rights under any Company Material Contracts or the Specified Contract or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Company Material Contract; provided that, for purposes of this Section 5.01(r), all references to “$25,000,000” in Section 3.18(b)(viii) will be deemed to be references to “$10,000,000”;

(s)             enter into any material Real Property Lease or, except in the ordinary course of business, materially amend, materially modify or terminate any material Real Property Lease;

(t)             convene any special meeting of the Company’s stockholders other than the Company Stockholders Meeting or any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the Transactions; provided that nothing in this clause shall prevent the Company from holding, in the ordinary course, its annual meeting of stockholders for the election of directors and such other matters that shall be required to be brought before any such meeting under any applicable Law;

(u)            enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust);

(v)            (i) settle, release or forgive any claim, action, Proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in monetary obligations of the Company and the Company Subsidiaries of amounts equal to or less than $2,000,000 individually or $5,000,000 in the aggregate and not involving any material equitable relief or operating restrictions, or other obligations of the Company or any of the Company Subsidiaries and (ii) waive any material right with respect to any material claim held by the Company or any of the Company Subsidiaries;

(w)           terminate or cancel any of the Insurance Policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage; or

(x)            authorize, approve or enter into any Contract or make any commitment or undertaking to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.01 but subject to the express terms hereof, nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.02           Agreements Concerning Parent and Sub.

(a)            During the period from the date of this Agreement through the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to the terms hereof, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) and the Financing or as provided in or expressly contemplated by this Agreement.

(b)            Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder, subject to the terms hereof. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Sub.

Section 5.03          Solicitation; Change of Company Recommendation.

(a)            Except as expressly permitted by this Section 5.03, from and after the execution of this Agreement, (i) the Company shall, and shall cause the Company Subsidiaries and the Company’s directors, officers and employees to, and shall use reasonable best efforts to cause the other Representatives of the Company to, (A) promptly cease any solicitations, discussions, communications or negotiations with any person and its Representatives that may be ongoing with respect to any Competing Proposal made by or on behalf of such person and (B) (1) promptly cease furnishing non-public information regarding the Company or any Company Subsidiary to such person and its Representatives with respect to any Competing Proposal to the person that made such Competing Proposal and its Representatives, (2) promptly request the return or destruction of all such non-public information that was previously furnished or made available to such person (and its Representatives) by or on behalf of the Company with respect to a Competing Proposal made by or on behalf such person and (3) promptly terminate all physical and electronic data room access previously granted to such person and its Representatives, and (ii) until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, shall cause the Company Subsidiaries and the Company’s directors, officers and employees not to, and shall use reasonable best efforts to cause any other Representative of the Company not to, directly or indirectly, (A) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary, or afford to any person access to the non-public business, properties, assets, books or records of the Company or any Company Subsidiary, to any third party that the Company knows is seeking to make, or has made, a Competing Proposal in connection with such Competing Proposal, (C) enter into, engage in, continue or participate in any discussions or negotiations with any third party with respect to any Competing Proposal made by such third party, or otherwise knowingly cooperate with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that the Company knows is seeking to make, or has made, a Competing Proposal in connection with such Competing Proposal, (D) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar definitive agreement relating to any Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”) or (E) agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clauses (A) through (D); provided that, notwithstanding anything to the contrary in this Section 5.03(a), from and after the execution of this Agreement, if the Company receives any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal from any third party, the Company may inform such third person that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto.

(b)            Notwithstanding anything to the contrary contained in this Agreement but subject to the last sentence of this Section 5.03(b), if, at any time following the execution of this Agreement and prior to the earlier of the Company obtaining the Company Stockholder Approval or the termination of this Agreement (and in no event after the Company obtains the Company Stockholder Approval), (i) the Company has received a bona fide written Competing Proposal from a person after the date of this Agreement that did not result from a breach of Section 5.03(a) (other than an immaterial and unintentional breach), and (ii) the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take any of the following actions would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company, the Company Subsidiaries and the Company’s Representatives may, subject to compliance with the applicable provisions of this Section 5.03 with respect to such Competing Proposal (other than immaterial or unintentional failures to comply), (A) furnish information, including with respect to the Company and the Company Subsidiaries, to the person making such Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its Representatives in connection with such Competing Proposal; provided, however, that the Company shall not disclose any material non-public information regarding the Company or the Company Subsidiaries pursuant to the foregoing without first entering into an Acceptable Confidentiality Agreement with such person if such person is not already party to an Acceptable Confidentiality Agreement with the Company. The Company shall provide Parent and Sub any non-public information that is provided to any such person in connection with such Competing Proposal that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Sub reasonably promptly following the time it is provided to such person or, with respect to such information conveyed verbally, promptly (and, in any event, within forty-eight (48) hours thereafter).

(c)            The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent of the Company’s (or its Representatives’) receipt of (i) any Competing Proposal or (ii) any request for non-public information in connection with any Competing Proposal (or that would reasonably be expected to lead to a Competing Proposal), in each case providing, in connection with such notice, (i) the identity of such third party providing such Competing Proposal or requesting such non-public information and (ii) (A) a copy of such Competing Proposal or request, if in writing and (B) a written summary of the material terms of such Competing Proposal or request, if oral (or not otherwise made in writing); provided, however, that the Company may redact the identity, identifying information or other information that the Company is specifically and expressly prohibited from disclosing pursuant to an existing confidentiality agreement between the Company and such third party. The Company shall thereafter shall keep Parent reasonably informed, on a current basis, of the status and terms of any such Competing Proposal and the status of any such discussions or negotiations related thereto and promptly provide copies of all draft Alternative Acquisition Agreements with respect to such Competing Proposal (subject to any redactions described in the preceding sentence).

(d)           Except as set forth in Section 5.03(e) or Section 5.03(f), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve, recommend or otherwise declare advisable (or publicly propose or resolve to adopt, authorize, approve, recommend or otherwise declare advisable) any Competing Proposal or Alternative Acquisition Agreement, (ii) withhold, withdraw, modify, amend, qualify or change (or publicly propose or resolve to withhold, withdraw, modify, amend, qualify or change), in a manner adverse to Parent, the Company Recommendation, (iii) fail to include the Company Recommendation in the Proxy Statement, (iv) approve or recommend, or publicly propose that the Company or any of its Subsidiaries enter into, an Alternative Acquisition Agreement, (v) fail to recommend against or otherwise indicate that the Company Board is unable to take a position with respect to a tender offer or exchange offer for any Equity Securities of the Company that constitutes a Competing Proposal within ten (10) Business Days after the commencement of such tender offer or exchange offer (it being understood and agreed that, if and solely to the extent the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may, in connection with such recommendation against, state that it is continuing to negotiate with the person that made such Competing Proposal, and such statement shall not be considered a Change of Company Recommendation), (vi) following public announcement of a Competing Proposal, fail to reaffirm the Company Recommendation within four (4) Business Days of receipt of a written request from Parent to do so if such Competing Proposal remains outstanding and not publicly rejected by the Company and is not the type of Competing Proposal described in clause (v) (provided that Parent may only request two (2) such reaffirmations with respect to any Competing Proposal, unless the terms of such Competing Proposal have been modified in any material respect (it being understood that any change in the consideration thereof shall be deemed such a modification in any material respect), in which case such Competing Proposal shall be deemed a new Competing Proposal), (vii) agree or announce an intention to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vi), a “Change of Company Recommendation”) or (viii) cause or allow the Company or any of the Company Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board (or any committee thereof) may make a Change of Company Recommendation (and, if deemed advisable by the Company Board (or any committee thereof), terminate this Agreement, in accordance with Section 7.01(d), in order to cause the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal) if:

(i)            (A) a Competing Proposal that did not result from a breach of Section 5.03(a) (other than an immaterial and unintentional breach) is made to the Company by a third party and (B) the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii)          the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Superior Proposal Change of Recommendation”), which notice shall include (A) that the Company has received a written Competing Proposal that constitutes a Superior Proposal, (B) the material terms and conditions of the Competing Proposal (including the consideration offered therein and the identity of the person, persons or group making such Competing Proposal) and (C) (1) an unredacted copy of the Alternative Acquisition Agreement, (2) unredacted copies of all other agreements to be entered into between the Company and the person making such Competing Proposal in connection with such Competing Proposal and (3) any financing arrangements to finance the Competing Proposal if the Company Board (or any committee thereof) determined such financing arrangements were material to its decision that the Competing Proposal was superior to the Merger (subject to redactions to the same extent as contemplated by Section 4.07) (it being agreed that neither the delivery of the Notice of Superior Proposal Change of Recommendation by the Company, in and of itself, nor the public announcement that the Company Board (or any committee thereof) has provided such notice, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable Law, shall constitute a Change of Company Recommendation);

(iii)          prior to making such Change of Company Recommendation in accordance with Section 5.03(e) or terminating this Agreement in accordance with Section 7.01(d) in order to enter into the Alternative Acquisition Agreement, as applicable, if requested by Parent, the Company has negotiated, and directed the applicable Representatives of the Company to negotiate, in good faith with Parent during the three (3) Business Days (as may be extended by two (2) Business Days solely as required by clause (iv) below) following the date of such Notice of Superior Proposal Change of Recommendation with respect to any changes to the terms of this Agreement proposed by Parent in response thereto; and

(iv)          taking into account any changes to the terms of this Agreement offered by Parent pursuant to clause (iii) above and any other information provided by Parent in response to such Notice of Superior Proposal Change of Recommendation, the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal and that the failure to make such Change of Company Recommendation or to terminate this Agreement in accordance with Section 7.01(d), as applicable, would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that any amendment to the financial terms or any other material term or condition of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above) shall require a new Notice of Superior Proposal Change of Recommendation and an additional two (2) Business Day-notice period from the date of such notice during which the terms of clause (iii) above and this clause (iv) shall apply mutatis mutandis (other than the number of Business Days).

(f)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board (or any committee thereof) may make a Change of Company Recommendation if:

(i)            an Intervening Event occurs;

(ii)          the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Intervening Event Change of Recommendation”), which notice shall (A) set forth in reasonable detail information describing the Intervening Event and (B) state expressly that, subject to clause (iii) and clause (iv) below, the Company Board has determined that failure to make a Change of Company Recommendation in connection with such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being agreed that neither the delivery of the Notice of Intervening Event Change of Recommendation by the Company nor any public announcement that the Company Board is considering making a Change of Company Recommendation shall, in and of itself, constitute a Change of Company Recommendation);

(iii)           prior to making such Change of Company Recommendation in accordance with Section 5.03(f), if requested by Parent, the Company has negotiated, and directed the applicable Representatives of the Company to negotiate, in good faith with Parent during the three (3) Business Days following the date of such Notice of Intervening Event Change of Recommendation (the “Intervening Event Change of Recommendation Notice Period”), with respect to any changes to the terms of this Agreement proposed by Parent in response thereto; and

(iv)           following the end of the Intervening Event Change of Recommendation Notice Period, the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after taking into account any changes to the terms of this Agreement offered by Parent pursuant to clause (iii) above, that the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(g)            Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (provided that such disclosure does not constitute a Change of Company Recommendation) or (ii) making any legally required disclosure to the stockholders of the Company if the Company Board (or any committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation).

Section 5.04           Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file (and the Company shall use reasonable best efforts to file within twenty (20) Business Days of the date of this Agreement) a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all such reasonable information concerning it, Sub, the Guarantors and any of their respective affiliates that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing, including by providing responses to any comments received on the Proxy Statement by the SEC or its staff. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto other than filings under the Exchange Act related to a Change of Company Recommendation made in accordance with this Agreement) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent and its Representatives with a reasonable opportunity to review and comment on such document (including drafts thereof) or response in advance (including the proposed final version of such document or response) to the extent not prohibited by applicable Law and (ii) consider in good faith any comments on, or additions, deletions or changes to, such document or response provided by or on behalf of Parent or Sub. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all comments and correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions.

(b)            If, at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, Sub, the Guarantors or any of their respective affiliates is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon in accordance with Section 5.04(a), and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c)            Subject to Section 5.03, the Company shall, after the Proxy Statement is cleared by the SEC (or the date the Proxy Statement may be mailed to stockholders pursuant to the applicable rules of the Exchange Act) for mailing to the Company’s stockholders, as promptly as reasonably practicable (and in the case of clauses (i) and (ii) below, the Company shall use reasonable best efforts to, within ten (10) calendar days after such clearance, unless the parties agree in writing otherwise) (i) file the Proxy Statement in its definitive form with the SEC (which Proxy Statement shall include the Company Recommendation), (ii) cause the definitive Proxy Statement to be mailed after the date of such clearance and (iii) in accordance with applicable Law, the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof to the extent made in accordance with the terms of this Agreement, the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval; provided that the Company shall not be required to establish a record date or mail the Proxy Statement at dates or times inconsistent with the timeframe for holding the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. In no event shall the record date of the Company Stockholders Meeting be changed (A) without Parent’s prior written consent in the event such record date would result in the Company Stockholders Meeting being within ten (10) Business Days of the Outside Date or (B) in all other circumstances, without prior consultation with Parent, in each case of clauses (A) and (B), unless required by applicable Law.

(d)            Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Stockholders Meeting, (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to the extent that at such time the Company reasonably believes it is necessary to solicit additional proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be inconsistent with the Company’s obligations under applicable Law. Subject to Section 5.03, the Company Board shall recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and include the Company Recommendation in the Proxy Statement, and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to secure the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. The Company agrees to use reasonable efforts to (A) provide Parent, on a timely basis, with the daily written voting reports the Company receives concerning proxy solicitation results for each of the ten (10) Business Days prior to the then-scheduled Company Stockholders Meeting and (B) give written notice to Parent one (1) Business Day prior to the Company Stockholders Meeting and on the day of, but prior to, the Company Stockholders Meeting of the status of the Company Stockholder Approval.

(e)            Notwithstanding any Change of Company Recommendation pursuant to Section 5.03(f), the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting in accordance with the terms of this Agreement, unless this Agreement has been terminated in accordance with ARTICLE VII prior to the Company Stockholders Meeting.

Section 5.05          Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and their respective directors, officers and employees to, and shall use reasonable best efforts to cause their other respective Representatives to, (a) provide to Parent and Sub and their respective Representatives, and the Financing Sources and their respective Representatives, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, (i) to the books, records and Tax Returns and Contracts thereof and (ii) to officers, employees, properties, offices and other facilities of the Company; provided that any access described in this clause (ii) shall be under the coordination, direction and supervision of the executive officers of the Company (including as to dates and times of meetings); and (b) furnish promptly such information concerning the business, properties, Contracts, personnel, assets and liabilities of the Company and Company Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary or any of their respective Representatives to) afford such access or furnish such information to the extent that the Company reasonably believes in good faith, after consultation with its outside legal counsel (except with respect to clause (iii)), that doing so would (i) result in the loss of attorney-client privilege; (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law or any Investment Screening Law); or (v) solely with respect to access provided pursuant to clause (a) above, jeopardize the health and safety of any employee of the Company or the Company Subsidiaries in light of COVID-19 or any COVID-19 Measures; provided that, with respect to clauses (i) through (v) above, the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in any such loss (including loss of attorney-client privilege), violation, receipt, breach or jeopardy, as applicable. Notwithstanding anything herein to the contrary, Parent and Sub shall not, and shall cause their respective Representatives acting on their behalf not to, contact any customer, partner, vendor, supplier or employee of the Company or any of the Company Subsidiaries in connection with the Merger or the Transactions without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Parent and Sub acknowledge and agree that such contact shall be arranged and supervised by Representatives of the Company. All information provided or furnished to Parent, Sub or any of their respective Representatives or the Financing Sources or their Representatives pursuant to this Section 5.05 shall be subject to the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their directors, officers and employees to, and shall direct their other respective Representatives accessing such properties to, comply in all material respects with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (such consent to not be unreasonably withheld, conditioned or delayed), any invasive environmental investigation at any real property owned or leased by the Company, and in no event may Parent, Sub or any of their respective affiliates conduct any environmental investigation that includes any sampling or other intrusive investigation of air, surface water, groundwater or soil at or in connection with any of such real property.

Section 5.06           Appropriate Action; Consents; Filings.

(a)            Parent shall (and shall cause Sub and each of its and their applicable Subsidiaries and affiliates (which, in the case of Parent, for the avoidance of doubt, shall include the Guarantors and the Equity Financing Sources) to) and, subject to Section 5.03 and this Section 5.06, the Company shall (and shall cause each of the Company Subsidiaries to), use its respective reasonable best efforts to consummate the Transactions and to cause the conditions set forth in ARTICLE VI to be satisfied in accordance with the terms hereof. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of its and their applicable Subsidiaries, affiliates, officers and directors to) and, subject to Section 5.03 and this Section 5.06, the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all material actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or, other than with respect to Investment Screening Laws, advisable in connection with the consummation of the Transactions, including the Contract consents set forth on Section 5.06(a)(i) of the Company Disclosure Letter, (ii) as promptly as practicable (and in any event within five (5) Business Days) after the date of this Agreement with respect to the HSR Act filings described in clause (A) below, as soon as reasonably practicable (and in any event within fifteen (15) Business Days) with respect to the FCC applications described in clause (D) below and as soon as reasonably practicable (and in any event within twenty-five (25) Business Days) after the date of this Agreement (other than with respect to the filing set forth on Section 5.06(a)(ii) of the Company Disclosure Letter, which shall be submitted as soon as reasonably practicable after the date of this Agreement, if required) with respect to the remaining filings, notifications and applications (inclusive of drafts, where appropriate) described in clause (A), clause (B), clause (C) and clause (D), make and not withdraw (without the Company’s consent) all registrations, filings and applications with any Governmental Entity or other persons necessary or, other than with respect to Investment Screening Laws, advisable as required by Law in connection with the consummation of the Transactions, including (A) the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law, (B) the filings required by the parties hereto under the Investment Screening Laws set forth on Section 6.01(b)(ii)(B) of the Company Disclosure Letter (labeled as “Non-Contingent”) (and for this purpose the parties shall be deemed to have made any required filings upon first providing any filing, pre-filing, notification, pre-notification or draft of such (including where it is customary to provide a draft prior to formal filing or notification) to the relevant Governmental Entity notwithstanding any refusal by the Governmental Entity to accept such without amendment or any further formal filings or notifications required), (C) a notification of pending changed conditions, including pending change of ownership pursuant to the requirements of the NISPOM, to the DCSA, and any other notifications, notices or filings required in connection with the Required Statutory Approvals and (D) applications to the FCC for consent to transfer control of, assign or cancel the Company Permits issued under the Communications Laws, (iii) promptly make any further filings pursuant to or in connection with the filings, registrations and applications described in clause (ii) that may be necessary or, other than with respect to Investment Screening Laws, advisable (provided that filings under the Investment Screening Laws set forth on Section 6.01(b)(ii)(B) of the Company Disclosure Letter (labeled as “Contingent”) shall be filed within ten (10) Business Days if the parties hereto, acting reasonably, agree that such filing is required in accordance with the terms set forth in Section 6.01(b)(ii)(B) of the Company Disclosure Letter (and for this purpose the parties shall be deemed to have made any required filings upon first providing any filing, pre-filing, notification, pre-notification or draft of such (including where it is customary to provide a draft prior to formal filing or notification) to the relevant Governmental Entity notwithstanding any refusal by the Governmental Entity to accept such without amendment or any further formal filings or notifications required)), (iv) contest and defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable Order with respect thereto, (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions, and (vii) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

(b)            In furtherance of the obligations set forth in Section 5.06(a) and notwithstanding any limitations therein or elsewhere in this Agreement, (i) Parent shall promptly take (and shall cause Sub and each of its and their applicable Subsidiaries to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents, including approvals and consents under any Antitrust Laws or Investment Screening Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided that the consummation of such restrictions, limitations, hold separate orders, sales, licenses or other dispositions are conditioned upon the consummation of the Transactions; and (ii) the Company may make, subject to (A) prior written consent of Parent and (B) the condition that the Transactions actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions; provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the Transactions) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.

(c)            Subject to the matters set forth in Section 5.06(c) of the Parent Disclosure Letter, none of the Company, Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall, following the date hereof, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to prevent or materially delay the Merger or satisfaction of the conditions set forth in Section 6.01 or Section 6.03.

(d)            Without limiting the generality of anything contained in this Section 5.06, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, or Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or to be submitted to any Governmental Entity in connection with the Transactions. Subject to the rights and obligations of Parent and the rights and obligations of the Company elsewhere in this Agreement, Parent shall control the strategy for obtaining all consents, approvals or waivers necessary to satisfy the conditions set forth in Section 6.01(b), including by directing the timing, nature and substance of any filings, forms, statements, commitments, submissions and communications in connection therewith, as well as the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, such consents, approvals or waivers. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized Representatives of the other parties, to the extent permitted by the applicable Governmental Entity, to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with, and to the extent reasonably practicable, provided the opportunity to review in advance, any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding. Notwithstanding anything to the contrary in this Section 5.06, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law or any Investment Screening Law).

(e)            If required by applicable Law, the Company and Parent will (i) as promptly as practicable following the Effective Time (and in any event within five (5) calendar days following the Effective Time), prepare and file with the United States Department of State Directorate of Defense Trade Controls (“DDTC”) any notifications pursuant to 22 C.F.R. § 122.4(a) and (ii) as promptly as practicable after the Effective Time (and in any event within fifteen (15) Business Days after the Effective Time), file with DDTC all required notifications pursuant to 22 C.F.R. § 122.4(c).

(f)            If Parent or any of its affiliates, directly or indirectly, enters into a definitive agreement with respect to the matter set forth on Section 5.06(c) of the Parent Disclosure Letter and, in connection therewith, Parent or such affiliate receives a request for additional information and documentary material pursuant to the HSR Act in connection with such matter, the Company shall, to the extent reasonably requested by Parent, use commercially reasonable efforts to make available information and personnel in connection with such request; provided that (i) notwithstanding the foregoing, in no event shall a breach of this Section 5.06(f) constitute a breach for purposes of determining the satisfaction of the condition in Section 6.02(b) and (ii) the matter set forth on Section 5.06(c) of the Parent Disclosure Letter shall not be considered a “Transaction” pursuant to this Agreement for purposes of this Agreement.

(g)            This Section 5.06 does not govern the obligations of Parent and Sub to obtain the Financing (which are instead governed by Section 5.07).

Section 5.07          Financing.

(a)            Parent and Sub shall, and, as applicable, shall cause their affiliates (including any Finance Affiliate) and representatives to, use their reasonable best efforts and do all things necessary or advisable to obtain the Financing at or prior to the Closing, on the terms and conditions (including any related “flex” provisions) described in the Financing Commitment Letters (for purposes of this Section 5.07, the Financing Commitment Letters and the Debt Commitment Letter shall include any Fee Letter), including using reasonable best efforts to (i) enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including any related flex provisions) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all terms and conditions, including with respect to the payment of any fees, applicable to Parent, Sub or any Finance Affiliate obtaining the Financing set forth in the Financing Commitment Letters and the Definitive Debt Financing Agreements that are within their control, (iii) consummate and cause the Financing Sources to consummate the Financing at or prior to the Closing and (iv) enforce their rights under the Financing Commitment Letters and the Definitive Debt Financing Agreements. Prior to the Closing, Parent and Sub (and, if applicable, any Finance Affiliate) shall not agree to any amendments, replacements or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitment Letters or the definitive agreements relating to the Financing without the prior written consent of the Company, unless such amendment, modification, replacement or waiver does not and would not reasonably be expected to (A) reduce the aggregate amount of the Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof), (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing, in each case, in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur or (C) adversely impact the ability of Parent, Sub or any Finance Affiliate to enforce its rights against any other party to any Financing Commitment Letter, the ability of Parent or Sub to consummate the Transactions or the likelihood of the consummation of the Transaction; provided that (I) Parent and Sub (and, if applicable, any Finance Affiliate) may amend the Financing Commitment Letters or the definitive agreements relating to the financing to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who have not executed the Debt Commitment Letter as of the date hereof (including in connection with any Second Lien Giveaway) and (II) Parent and Sub (and, if applicable, any Finance Affiliate) may enter into any Replacement Commitment Facility; provided, further, that any consent of the First Lien Lead Arrangements required in connection with any such Replacement Commitment Facility have been obtained and shall be promptly provided to the Company. Parent and Sub (and, if applicable, any Finance Affiliate) shall use their reasonable best efforts to maintain in effect the Financing Commitment Letters (including any Definitive Debt Financing Agreements) until the termination thereof in accordance with their respective terms. Any commitment letter and any associated fee letters governing any Replacement Commitment Facility are referred to, respectively, as a “Replacement Facility Commitment Letter” and a “Replacement Facility Fee Letter.” Neither Parent or Sub (or, if applicable, any Finance Affiliate) shall release or consent to the termination of the obligations of the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Financing Agreements other than with respect to the Second Lien Term Facility solely in connection with any Second Lien Giveaway or Replacement Commitment Facility.

(b)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its affiliates (which for purposes of this Agreement shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of the Guarantor’s, Parent’s or any such investor’s financing sources or potential financing sources or other representatives acting at the direction of or on behalf of Parent, the Guarantor or such investor) engage any bank, investment bank or other potential provider of debt or equity financing, or provider of surety or performance bonds (or similar bonds) on an exclusive basis or otherwise on terms that prohibit or are designed to prevent such provider from providing or seeking to provide such services, financing or bonds to any person in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the Transactions (including in connection with the making of any Competing Proposal); provided that Parent’s or any of its affiliates’ Debt Financing Sources may establish a “tree” system whereby separate groups or “trees” will be formed and dedicated to Parent in connection with the Transactions.

(c)            If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and Sub (and, if applicable, any Finance Affiliate) shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain financing in an amount sufficient to satisfy the Financing Purposes from the same or alternative sources, on terms and conditions (including any “flex” provisions) that are not materially less favorable to Parent and Sub (and, if applicable, any Finance Affiliate) in the aggregate than the Debt Financing contemplated by the Debt Commitment Letter in effect on the date hereof (after giving effect to any “flex” provisions in the Fee Letter) and that do not add new (or expand upon or adversely modify the) conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date of the Financing as set forth in the Financing Commitment Letters in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent and Sub to timely consummate the Transactions. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent or Sub (or, if applicable, any Finance Affiliate) enter into any such New Debt Commitment Letter or Replacement Facility Commitment Letter or documentation with respect to a Second Lien Giveaway, (i) Parent and Sub shall promptly provide the Company with true, correct and complete copies thereof (provided that any fee letters may be redacted with respect to any fee amounts, pricing terms, pricing caps, flex provisions and certain other customary economic provisions (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability or conditionality of the Debt Financing or prevent or materially delay the Closing)), (ii) any reference in this Agreement to the “Debt Financing” shall be deemed to include the debt financing contemplated by such New Debt Commitment Letter or Replacement Facility Commitment Letter, as applicable, (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include such New Debt Commitment Letter and any New Fee Letter or such Replacement Facility Commitment Letter and any Replacement Facility Fee Letter, as applicable, and (iv) any reference in this Agreement to the “Debt Financing Sources” (and any definition incorporating the term “Debt Financing Sources,” including the definition of Financing Sources) shall be deemed to include any financial institutions and other lenders party to such New Debt Commitment Letter or such Replacement Facility Commitment Letter, as applicable, from time to time.

(d)            Parent and Sub shall, upon reasonable request, keep the Company informed as promptly as practicable in reasonable detail of the status of their efforts to arrange and obtain the Financing and, upon reasonable request, provide the Company with drafts of the Definitive Debt Financing Agreements. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company complete, correct and executed copies of any amendments to the Financing Commitment Letters promptly upon their execution (including in connection with any Second Lien Giveaway or Replacement Commitment Facility) (provided that any Fee Letters may be redacted with respect to any fee amounts, pricing terms, pricing caps, flex provisions and certain other customary economic provisions (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability or conditionality of the Debt Financing or prevent or delay the Closing)) and (ii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitment Letters or the definitive agreements relating to the Financing of which Parent or Sub becomes aware, (B) of any termination of any of the Financing Commitment Letters or any commitment provided thereunder, (C) of the receipt of any written notice from any person with respect to any (1) actual default, breach, termination or repudiation of any Financing Commitment Letter, any definitive agreement relating to the Financing or any provision of the Financing Commitment Letters or the definitive agreements relating to the Financing, in each case, by any party thereto, or (2) material dispute or disagreement between or among any parties to any Financing Commitment Letter or the definitive agreements relating to the Financing, and (D) if for any reason Parent or Sub believe in good faith that they (or, if applicable, any Finance Affiliate) will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or the definitive agreements relating to the Financing. Parent and Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within three (3) Business Days) after the date that the Company delivers a written request therefor to Parent.

(e)            Prior to the Closing, at Parent’s sole expense, the Company shall, and shall cause the Company Subsidiaries and instruct its and their respective Representatives to, in each case, use their reasonable best efforts to provide to Parent and Sub all customary cooperation or assistance as reasonably requested by Parent in connection with the Debt Financing; provided that the Company shall not be obligated to cooperate with any type of Debt Financing that is more burdensome to the Company than the first lien/second lien term loan credit facilities contemplated as the Debt Financing as of the date hereof (including any related “flex” provisions or any Second Lien Giveaway or Replacement Commitment Facility permitted pursuant to this Agreement). Without limiting the generality of the foregoing, such cooperation and assistance shall include using reasonable best efforts in (i) causing management of the Company, in each case, with appropriate seniority and expertise, to participate (including by teleconference or virtual meeting platforms) in a reasonable number of meetings, presentations, sessions and road shows with prospective lenders or rating agencies and rating agency and due diligence sessions, (ii) providing reasonable and customary assistance with the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, an additional bank information memoranda that does not contain material non-public information), marketing materials, investor presentations (including road shows) and similar documents required in connection with the Debt Financing, including executing customary authorization letters in connection with the distribution of such materials, and providing reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in Section 5.05), (iii) (A) to the extent timely requested by Parent, obtaining documents, including the Payoff Letters and (if applicable) customary lien release documentation, evidencing the repayment of the Payoff Indebtedness and any other Indebtedness reasonably requested by Parent (and Parent provides the funds therefor) of the Company and the Company Subsidiaries and the release of any related Liens and (B) promptly, and no later than three (3) Business Days prior to the Closing, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, (iv) furnishing Parent and Sub and the Debt Financing Sources with the Required Information, (v) reasonably assisting Parent with Parent’s preparation of pro forma financial statements and other financial information required to be included in any materials referred to in clause (ii) above related to the Debt Financing (it being understood that the Company and the Company Subsidiaries shall not themselves be responsible for the preparation of such pro forma financial information), (vi) reasonably assisting Parent with Parent’s preparation of the Definitive Debt Financing Agreements, including cooperating to facilitate the pledging of, granting of security interests in and obtaining perfection of any Liens on, collateral in connection with the Debt Financing, and cause officers of the Company or the Company Subsidiaries who will be officers of the Company or the Company Subsidiaries after the Closing, as applicable, to execute and deliver certificates and other documents as may reasonably be requested by Parent or the Debt Financing Sources in connection with the Debt Financing (so long as such certificates and other documents will not be effective prior to the Closing), (vii) attempting to ensure that any syndication effort benefits from any existing lending and investment banking relationship of the Company, (viii) (A) reasonably cooperating with the amendment of or waivers pursuant to certain agreements governing existing Indebtedness and lease obligations of the Company and the Company Subsidiaries that are intended to remain outstanding following the Closing, including the Synthetic Lease and (B) at Parent’s request, reasonably cooperating with respect to Parent’s real estate optimization strategies to be effective at or after the Closing, including, with respect to both Owned Real Property and Leased Real Property, by (so long as any such cooperation does not violate the terms of any lease or sub-lease with respect to any such Leased Real Property) (1) providing third parties designated by Parent with access to such properties, (2) assisting in obtaining environmental, engineering and title reports and surveys and (3) assisting with negotiating and entering into agreements with respect to such properties; provided that no such amendment, waiver or agreement shall become effective prior to the Closing and Parent shall be responsible for all fees and expenses relating thereto, (ix) furnishing Parent and the Debt Financing Sources with such other customary financial statements and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent for the consummation of the Debt Financing and (x) at Parent’s request, reasonably cooperating in connection with negotiations with surety providers (A) to maintain in place surety bonds issued for the benefit of the Company or any Company Subsidiary that are intended to remain outstanding following the Closing, (B) to issue new surety bonds for the benefit of the Company or any Company Subsidiary and (C) to establish commitments for, and terms and conditions governing, the issuance of such new surety bonds; provided, however, that notwithstanding anything in this Section 5.07 or elsewhere in this Agreement to the contrary, (1) in no event shall the “reasonable best efforts” of the Company, any Company Subsidiaries or Representatives of the Company be deemed or construed to require such persons to, and such persons shall not be required to, provide such cooperation to the extent it would (a) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries, or (b) require the Company or any Company Subsidiaries to take any action that would reasonably be expected to (I) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries and any applicable Laws, (II) cause any condition to the Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Sub the right to terminate this Agreement or (III) result in any employee, officer or director of such person incurring any personal liability (as opposed to any liability in his or her capacity as an officer of such person) with respect to any matters related to the Financing, (2) neither the Company nor any Company Subsidiary shall be required to commit to take any action that is not contingent on Closing or that would be effective prior to the Effective Time, (3) (a) the Company Board shall not be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) and (b) prior to the Closing, none of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) under this clause (b) that would be effective prior to the Effective Time, (4) neither the Company nor any of the Company Subsidiaries or any of their respective representatives shall be required to execute or deliver any agreements, certificates, or instruments in connection with any Financing or any alternative financing (other than customary authorization letters) that would be effective prior to the Effective Time, (5) neither the Company nor any of the Company Subsidiaries shall be required to provide any legal opinions, and (6) neither the Company nor any Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in this Section 5.07(e)) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and the Representatives of the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.07(e)) and any information utilized in connection therewith, in each case, except (i) any costs and expenses incurred in connection with the preparation of historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith or (ii) to the extent any such cost or expense, liability, loss, damage, claim, interest, award, judgment or penalty results from the willful misconduct or gross negligence of the Company, the Company Subsidiaries or any of their respective Representatives.

(f)             Each of Parent and Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 6.01 and Section 6.02.

(g)             Notwithstanding anything to the contrary, the Company shall not be deemed to have breached its obligations under Section 5.07(e) as it relates to the condition set forth in Section 6.02(b) unless the Debt Financing (or any alternative financing) has not been obtained solely as a result of the Company’s or any of the Company Subsidiaries’ Intentional Breach of their obligations under Section 5.07(e).

Section 5.08           Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, including providing each other the opportunity to review and comment on such press release or any such public statement, and shall not issue any such press release or make any such public statement prior to such consultation, review and comment; provided that the restrictions set forth in this Section 5.08 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by the Company (a) in connection with a Competing Proposal or any Change of Company Recommendation permitted in accordance with Section 5.03, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with any applicable national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.08, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.08 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the Transactions made in accordance with this Section 5.08. Further, nothing in this Section 5.08 shall, but subject to the Confidentiality Agreement, prevent any affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms. For the avoidance of doubt, (i) any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.06 shall be governed by Section 5.06 and not this Section 5.08 and (ii) the foregoing shall not be deemed to limit any customary disclosure made by Parent, Sub and their respective affiliates to the Debt Financing Sources and rating agencies in connection with efforts or activities by Parent and Sub to obtain the Debt Financing or for a Rule 144A offering of debt securities (so long as such disclosure is in accordance with customary confidentiality practices for syndicated credit facilities or in connection with Rule 144A offerings).

Section 5.09           Directors & Officers Indemnification and Insurance.

(a)              Indemnification. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted by applicable Law and the Company Charter, the Company Bylaws or similar organizational documents, in each case, as in effect on the date hereof, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any Company Subsidiary (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any reasonable and documented expenses incurred in enforcing such person’s rights under this Section 5.09. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable and documented fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request, to the fullest extent permitted under applicable Law, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b)            Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that (i) is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy existing on the date of this Agreement and (ii) expressly covers Parent and the Surviving Corporation as a successor in interest; provided, however, that in no event shall the Company be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

(c)            Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.09.

(d)            Continuation. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to ensure that the amended and restated certificate of incorporation and the bylaws (or other similar documents) of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than those set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary as of the date hereof. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e)            Benefit. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party’s heirs, executors or administrators, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation, and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including their successors, assigns and heirs) affected thereby.

(f)            Non-Exclusivity. The provisions of this Section 5.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10      Takeover Statutes. The parties shall use reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.11      Employee Matters.

(a)            For a period of twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary (each, a “Company Employee”) who continues to remain employed with the Company or the Company Subsidiaries (each, a “Continuing Employee”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate as in effect immediately prior to the Closing, (ii) a target annual cash incentive compensation opportunity that is no less favorable than the target annual cash incentive compensation opportunity (excluding equity and equity-based compensation) provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (iii) severance payments and benefits that are no less favorable than the severance payments and benefits available to or provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time, and (iv) employee benefits (other than severance, incentive compensation, equity compensation, defined benefit pension benefits and retiree health and welfare benefits) that are substantially comparable in the aggregate to the employee benefits (other than severance, incentive compensation, equity compensation, defined benefit pension benefits and retiree health and welfare benefits) provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time. During the Continuation Period, Parent may, or may cause its Subsidiaries (including the Surviving Corporation) to, in their sole discretion, provide some or all Continuing Employees with equity or equity-based compensation opportunities. Notwithstanding any provision herein to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)            Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation to assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, collective bargaining, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreements between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms (including terms relating to the amendment or termination thereof) as in effect prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(c)            To the extent that service is relevant for purposes of eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days), gratuities, severance and similar benefits, but not for purposes of defined benefit pension or retiree health and welfare benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Continuing Employees (the “Parent Plans”) following the Closing Date, Parent shall ensure that such plan, program or arrangement shall credit such Continuing Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)            Following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to (i) waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Continuing Employees and their eligible dependents, (ii) maintain or establish, benefit plans that provide for health and welfare benefits and in which the Continuing Employees shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 5.11(c) and (iii) recognize, for purposes of annual deductible and out of pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such Continuing Employees and their respective dependents under Company Benefit Plans in the calendar year in which the Closing Date occurs to the extent such Continuing Employees participate in any such Parent Plans in such same calendar year.

(e)            Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, maintain or establish a defined contribution plan that is intended to be tax-qualified (the “Parent 401(k) Plan”) and in which the Company Employees primarily providing services in the United States shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 5.11(c).

(f)            Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.11 or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.12      Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE II. Except as provided in Section 2.02(b)(i), all Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.13      Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take such actions as may be reasonably necessary or advisable to ensure that the dispositions of Equity Securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14      Defense of Litigation. The Company shall control and, to the extent reasonably practicable, promptly notify Parent of and keep Parent reasonably informed on a current basis with respect to any material developments regarding the defense of, any stockholder litigation or other litigation or Proceeding brought or threatened in writing against the Company or any of its directors, officers or other Representatives arising out of or relating to this Agreement or the Transactions; provided that the Company shall, subject to such limitations as outside legal counsel to the Company reasonably determines are necessary to protect any attorney-client (or similar) privilege of the Company, give Parent a reasonable opportunity (at Parent’s expense) to participate in (but not control) the defense or settlement of any such litigation or Proceeding; provided, further, that the Company shall not settle or offer to settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld).

Section 5.15      Stock Exchange De-Listing and De-registration. Prior to and following the Effective Time, the Company shall take all commercially reasonable actions necessary to cause the Shares and any other security issued by the Company or any of the Company Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.16      Payoff Letters and Lien Releases. The Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the Closing customary payoff letters in connection with the repayment of Indebtedness under the Existing Credit Agreement and, to the extent timely requested by Parent, the other Payoff Indebtedness, and any related definitive agreements (the “Payoff Letters”), which Payoff Letters shall include language (a) stating that, upon receipt of the applicable payoff amount, such Indebtedness and all related loan documents shall be terminated (subject to customary reinstatement language and subject to the survival of provisions which by their express terms survive any such termination and with respect to any obligations in respect of any Backstopped/Rolled LCs), (b) providing that all Liens (if any) and all guarantees in connection therewith relating to the assets and properties of the Company or any Company Subsidiary securing such obligations shall be released and terminated upon the payment of the applicable payoff amount and (c) providing for the return of all possessory collateral (if any) in connection with such Indebtedness (to the extent reasonably practicable, on the Closing Date); provided that it is understood that at the Company’s election, any Payoff Letter in respect of the Existing Credit Agreement and any other Payoff Indebtedness (if applicable) shall require Parent to provide back-stop letters of credit and/or cash collateral (it being understood that Parent shall be entitled to choose between providing cash collateral or a back-stop for any particular letter of credit) in the amount required by such Payoff Letter, or at the option of the issuer of any such letter of credit, permit the letters of credit of such issuer thereunder to be “grand-fathered” into the Debt Financing and become outstanding obligations thereunder (any such letters of credit, the “Backstopped/Rolled LCs”); provided, further, that Parent shall be solely responsible for providing the funds for repayment of all amounts set forth in the Payoff Letters. Parent shall reasonably cooperate with the Company’s efforts under this Section 5.16.

Section 5.17      Resignations. The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and the Company Subsidiaries designated by Parent in writing to the Company not less than three (3) Business Days prior to the Closing, if any.

Article VI
CONDITIONS TO THE MERGER

Section 6.01      Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by applicable Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)            Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)            Antitrust and Governmental Entity Approvals. (i) The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) any consents, filings or approvals under any other Antitrust Law set forth on Section 6.01(b)(ii)(A) of the Company Disclosure Letter or any Investment Screening Law set forth on Section 6.01(b)(ii)(B) of the Company Disclosure Letter shall have been obtained or made or the applicable waiting period shall have expired or been terminated.

(c)            No Injunction or Law. No Governmental Entity of competent jurisdiction shall have issued, enacted, promulgated, adopted or entered any Order or Law that prohibits, makes illegal, void, enjoins or otherwise prevents the consummation of the Merger.

Section 6.02      Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction (or to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of each of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.02 (Capitalization) (but for purposes of this clause (i), including Section 3.02(c) to the extent it relates to Company Subsidiaries other than Significant Subsidiaries), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.23 (Opinions of Financial Advisors), Section 3.25 (Vote Required), and Section 3.26 (Brokers)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct on and as of such specific date), other than failures to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties contained in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.02(c) (Capitalization) (solely with respect to the capitalization of Company Subsidiaries that are Significant Subsidiaries and not with respect to any other Company Subsidiaries), Section 3.03 (Authority), Section 3.23 (Opinions of Financial Advisors), Section 3.25 (Vote Required) and Section 3.26 (Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date); (iii) the representations and warranties contained in Section 3.02 (Capitalization) (solely with respect to the capitalization of the Company and not with respect to the capitalization of any Company Subsidiary) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) on and as of such specific date); and (iv) the representation and warranty of the Company in Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except to the extent such representation and warranty is made as of a specific date, in which case as of such specific date).

(b)            Agreements and Covenants. The Company shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by the Company on or before the Closing.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)            Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03      Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or to the extent permitted by applicable Law, waiver by the Company) at or before the Closing of each of the following additional conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement, without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date), other than failures to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent and Sub to consummate the Transactions or perform their respective obligations under this Agreement or materially delay the consummation of the Transactions or the performance by Parent or Sub of their respective obligations under this Agreement.

(b)            Agreements and Covenants. Each of Parent and Sub shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Parent and Sub, respectively, on or before the Closing.

(c)            Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b).

Section 6.04      Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01      Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e), (f) or (g) below, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or, in the case of clauses (c) or (d) below, at any time prior to receipt of the Company Stockholder Approval, as follows:

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company:

(i)            if the Merger is not consummated on or before November 7, 2021 (the “Outside Date”); provided, however, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if the material breach by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement has been the proximate cause of, or primarily resulted in, the failure to consummate the Merger by such date;

(ii)            if, upon a vote taken at any duly held Company Stockholders Meeting (or any adjournment or postponement thereof) held to obtain the Company Stockholder Approval as contemplated by Section 5.04, the Company Stockholder Approval is not obtained (and shall not have been obtained at any adjournment or postponement thereof);

(iii)            if any Governmental Entity of competent jurisdiction issues, enacts, promulgates, adopts or enters any Order or Law that permanently enjoins, restrains, makes illegal or otherwise permanently prohibits the consummation of the Merger, and such Law or Order has become final and non-appealable, if applicable; provided that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(iii) if either Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) has failed in any material respect to comply with its obligations under Section 5.06 or has breached its representations, warranties, covenants or obligations contained in this Agreement and such failure or breach has been the proximate cause of, or primarily resulted in, such Law or Order;

(c)            by Parent, at any time prior to the Company’s receipt of the Company Stockholder Approval, if the Company or the Company Board effects a Change of Company Recommendation;

(d)            by the Company, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company has received a Superior Proposal, (ii) the Company Board (or any committee thereof), as permitted by Section 5.03(e), has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Superior Proposal, (iii) the Company has complied in all respects with Section 5.03 in respect of such Superior Proposal (other than any non-compliance that was both immaterial and unintentional), (iv) the Company pays the Company Termination Fee in accordance with Section 7.02(b) and (v) substantially concurrently with such termination, the Company enters into an Alternative Acquisition Agreement to consummate such Superior Proposal;

(e)            by Parent, if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or, if curable, such breach or failure is not cured prior to the earlier of (A) thirty (30) days following the date of delivery of such written notice to the Company and (B) the date that is three (3) Business Days prior to the Outside Date; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(f)            by the Company, if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or, if curable, such breach or failure is not cured prior to the earlier of (A) thirty (30) days following the date of delivery of such written notice to Parent and (B) the date that is three (3) Business Days prior to the Outside Date; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(g)            by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are only capable of being satisfied on the Closing Date; provided that those conditions would have been satisfied if the Closing were to occur on such date) have been and continue to be satisfied or, to the extent permitted by applicable Law, waived; (ii) if Parent and Sub have failed to close the Transactions pursuant to Section 1.02 on the date on which the Closing is required to have occurred in accordance therewith and, thereafter, the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing on the date of such notice and throughout the immediately subsequent three (3)-Business Day period; and (iii) Parent and Sub have failed to consummate the Closing within three (3) Business Days following the receipt of such written notice.

Section 7.02      Effect of Termination.

(a)            In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates or Representatives, in either case; provided, however, that (i) no termination shall relieve any party hereto of its obligations under the third-to-last sentence of Section 5.05 (Access to Information) and Section 5.07(e) (Financing) in respect of Parent’s obligation to indemnify and reimburse the Company for damages and expenses, Section 5.08 (Public Announcements), Section 5.12 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver), Section 7.05 (Procedure for Termination, Amendment, Extension or Waiver) and ARTICLE VIII, each of which shall survive any termination, and (ii) the Limited Guarantees (to the extent applicable) and the Confidentiality Agreement shall each continue in full force and effect in accordance with their respective terms; provided, further, that no such termination shall relieve (A) the applicable party hereto from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.02(b) or the Parent Termination Fee pursuant to Section 7.02(c) (including any interest related thereto in accordance with Section 7.02(d)) or (B) the Company for any liability for any and all damages, costs, expenses, liabilities of any kind, in each case, suffered by Parent or Sub as a result of any Intentional Breach by the Company (“Damages”) resulting from such Intentional Breach by the Company prior to such termination; provided that in no event shall the Company be liable for any Damages greater than the Damages Cap. For purposes of this Agreement, the “Damages Cap” means an amount equal to the amount of the Parent Termination Fee less, if the Company Termination Fee has been paid or is payable, the amount of the Company Termination Fee; provided, further, that, for the avoidance of doubt, the Parent Costs and Interest shall not be subject to the Damages Cap and shall be recoverable by Parent or Sub.

(b)            Company Payments.

(i)            If (A) this Agreement is validly terminated (1) by Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date) or (2) by Parent pursuant to Section 7.01(e) (Company Material Breach), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a Competing Proposal was publicly disclosed (or otherwise publicly communicated) or made known to the Company or the Company Board, and was not withdrawn prior to such termination, and (C) concurrently with or within twelve (12) months after the date of any such termination, (1) the Company or any Company Subsidiary enters into a definitive agreement to effect any Competing Proposal (regardless of when made or the counterparty thereto) with an aggregate equity purchase price (after giving effect to any reductions thereof for Indebtedness or similar adjustments) greater than the Aggregate Merger Consideration or (2) any Competing Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay to Parent or its designee the Company Termination Fee (I) if the person with which the Company enters into such definitive agreement to effect, or consummates, such Competing Proposal is the same person or an affiliate of the person who made the Competing Proposal described in Section 7.02(b)(i)(B), then concurrently with the earlier of (a) the date of execution of any such definitive agreement and (b) the consummation of such Competing Proposal or (II) if the person with which the Company enters into such definitive agreement to effect, or consummates, such Competing Proposal is not the person or an affiliate of the person who made the Competing Proposal described in Section 7.02(b)(i)(B), then the date of the consummation of such Competing Proposal. For purposes of this Section 7.02(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Competing Proposal” will be deemed to be references to “fifty percent (50%).”

(ii)            If (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.01(b)(ii) (Company Stockholder Approval), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a Competing Proposal was publicly disclosed (or otherwise publicly communicated) or made known to the Company or the Company Board, and (C) concurrently with or within twelve (12) months after the date of any such termination, (1) the Company or any Company Subsidiary enters into a definitive agreement to effect any Competing Proposal (regardless of when made or the counterparty thereto) with an aggregate equity purchase price (after giving effect to any reductions thereof for Indebtedness or similar adjustments) greater than the Aggregate Merger Consideration or (2) any Competing Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay to Parent or its designee the Company Termination Fee (I) if the person with which the Company enters into such definitive agreement to effect, or consummates, such Competing Proposal is the same person or an affiliate of the person who made the Competing Proposal described in Section 7.02(b)(ii)(B), then concurrently with the earlier of (a) the date of execution of any such definitive agreement and (b) the consummation of such Competing Proposal or (II) if the person with which the Company enters into such definitive agreement to effect, or consummates, such Competing Proposal is not the person or an affiliate of the person who made the Competing Proposal described in Section 7.02(b)(ii)(B), then the date of the consummation of such Competing Proposal. For purposes of this Section 7.02(b)(ii), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Competing Proposal” will be deemed to be references to “fifty percent (50%).”

(iii)            If this Agreement is validly terminated by Parent pursuant to Section 7.01(c) (Change of Company Recommendation) prior to the Company Stockholders Meeting, then the Company shall pay the Company Termination Fee to Parent or its designee, within two (2) Business Days following the date of such termination.

(iv)            If this Agreement is validly terminated by the Company pursuant to Section 7.01(d) (Superior Proposal), then the Company shall pay the Company Termination Fee to Parent or its designee substantially concurrently with such termination.

(c)            Parent Termination Fee. If this Agreement is validly terminated (i) and there exists an Antitrust Failure, (ii) by the Company or Parent pursuant to Section 7.01(b)(i) (Outside Date) at a time when the Company had the right to terminate pursuant to Section 7.01(f) (Parent Material Breach) or Section 7.01(g) (Failure to Close), (iii) by the Company pursuant to Section 7.01(g) (Failure to Close) or (iv) by the Company pursuant to Section 7.01(f) (Parent Material Breach), then Parent shall promptly pay the Parent Termination Fee to the Company or its designee, within two (2) Business Days following the date of such termination.

For purposes of this Agreement, “Antitrust Failure” means (a) Parent or any of its affiliates, directly or indirectly, enters into a definitive agreement to effect the matter set forth on Section 5.06(c) of the Parent Disclosure Letter and (b) either (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (Outside Date) and as of the time of termination (A) the conditions in Section 6.02 are or were capable of being satisfied on the date of termination of this Agreement, (B) the condition in Section 6.01(a) had been satisfied, (C) (1) the condition in Section 6.01(b) with respect to any of the Antitrust Laws set forth on Section 6.01(b)(ii)(A) of the Company Disclosure Letter had not been satisfied or (2) the condition in Section 6.01(c) with respect to Item 3 of Section 7.02(c) of the Company Disclosure Letter is not satisfied and (D) the condition in Section 6.01(c) is satisfied (except for any Law or Order relating to Select Antitrust Laws or Investment Screening Laws) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(b)(iii) (Law or Order) in connection with (x) any Law or Order relating to required approvals under the Select Antitrust Laws resulting in a failure of the condition set forth in Section 6.01(c), and such condition in Section 6.01(c) is otherwise satisfied but for any Law or Order relating to required approvals under Investment Screening Laws or (y) any Law or Order relating to required approvals under Investment Screening Laws, and such condition in Section 6.01(c) is otherwise satisfied except that there is also a Law or Order relating to required approvals under the Select Antitrust Laws resulting in a failure of such condition in Section 6.01(c), and as of the time of termination (A) the conditions in Section 6.02 are or were capable of being satisfied on the date of termination of this Agreement, (B) the condition in Section 6.01(a) had been satisfied and (C) the condition in Section 6.01(b) with respect to any of the Antitrust Laws set forth on Section 6.01(b)(ii)(A) of the Company Disclosure Letter has not been satisfied. For purposes of this Agreement, “Select Antitrust Laws” means the Antitrust Laws set forth on Section 7.02(c) of the Company Disclosure Letter.

(d)            Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company more than one Parent Termination Fee pursuant to Section 7.02(c). Except as provided in Section 7.02(a), the receipt of the Company Termination Fee (but only if payable pursuant to and in accordance with the terms of Section 7.02(b)) shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Parent Related Parties and any other person against the Company, the Company’s Subsidiaries and affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, Representatives, agents or any of their respective assignees or successors (collectively, “Company Related Parties”) in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof), any other matter forming the basis for such termination, or any other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, whether in equity or at law, in Contract, in tort or otherwise, and neither Parent nor Sub nor any other person shall be entitled to bring or maintain any Proceeding against the Company or any other Company Related Party arising out of this Agreement, the Equity Financing, the Debt Financing, the Merger or any matters forming the basis for such termination; provided, however, if the Company fails to pay the Company Termination Fee when expressly required pursuant to Section 7.02(b) and Parent commences suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee, or any portion thereof, then the Company shall pay Parent its reasonable and documented costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Company Termination Fee at the prime rate (as published in the Wall Street Journal) in effect on the date such payment was required to be made through the date of payment (such costs, expenses and interest, the “Parent Costs and Interest”); provided, further, that if Parent or Sub has suffered Damages as a result of an Intentional Breach of this Agreement by the Company prior to termination of this Agreement, Parent or Sub may bring a claim for such Damages in an amount up to the Damages Cap. Except as provided in Section 7.02(a) (only as it relates to Section 5.07(e) therein), the receipt of the Parent Termination Fee (but only if payable pursuant to and in accordance with the terms of Section 7.02(c)) shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Company and any other person against Parent, the Equity Financing Sources and any of their respective former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, Subsidiaries, Representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling person, manager, member, director, officer, employee, affiliate, Representative, agent, assignee or successor of any of the foregoing (the “Parent Related Parties”) in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof), any other matter forming the basis for such termination, or any other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, and no Parent Related Party shall have any further liability for any or all losses suffered or incurred by the Company or any other person in connection with this Agreement (and the termination hereof), the Equity Financing, the Debt Financing, the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination regardless of whether any such termination or abandonment was as the result of an Intentional Breach by Parent or Sub, and neither the Company nor any other person shall be entitled to bring or maintain any Proceeding against Parent or any other Parent Related Party arising out of this Agreement, the Equity Financing, the Debt Financing, the Merger or any matters forming the basis for such termination; provided, however, if Parent fails to pay the Parent Termination Fee when expressly required pursuant to Section 7.02(c) and the Company commences suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee, or any portion thereof, then Parent shall pay the Company its reasonable and documented costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate (as published in the Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 in order to specifically enforce this Agreement; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance specifically to cause Parent to consummate the Merger and the Closing and, following the termination of this Agreement, any money damages, including all or any portion of the Parent Termination Fee. The parties acknowledge and agree that neither of (i) any payment of the Parent Termination Fee nor (ii) any payment of the Company Termination Fee, is a penalty but is rather liquidated damages in a reasonable amount that is intended to compensate the Company, Parent or Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; provided, however, that in the case of an Intentional Breach by the Company of this Agreement prior to termination of this Agreement, Parent and Sub shall be entitled to seek Damages in an amount up to the Damages Cap for Damages suffered as a result of such Intentional Breach.

Section 7.03      Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by applicable Law or by the Company Charter or Company Bylaws requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by applicable Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided that notwithstanding anything to the contrary set forth herein, clause (d) of Section 7.02, this proviso to this Section 7.03, Section 8.05, clause (d) of Section 8.06, Section 8.08 and Section 8.11 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is in any material respect adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources then party to the Debt Commitment Letter.

Section 7.04      Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.05      Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require a notice thereof to the other parties hereto as contemplated by Section 8.02.

Article VIII
GENERAL PROVISIONS

Section 8.01      Non-Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Limited Guarantees, which shall survive in accordance with their terms) shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time in whole or in part, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02      Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email (provided that read receipt or delivery confirmation of receipt of the email or telephonic confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier (with delivery confirmed by such courier’s records), in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Atlas CC Acquisition Corp.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 32nd Floor

New York, New York 10019

Attention: Benjamin Polk and James Dimitri

Email: bpolk@veritascapital.com; jdimitri@veritascapital.com with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Kenneth M. Wolff and June S. Dipchand

Email: kenneth.wolff@skadden.com; june.dipchand@skadden.com

If to the Company prior to the Effective Time:

Cubic Corporation
9333 Balboa Avenue
San Diego, CA 92123
Attention: Hilary L. Hageman

E-mail: hilary.hageman@cubic.com

with copies to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Brian J. Fahrney and Scott R. Williams

Email: bfahrney@sidley.com; swilliams@sidley.com

and

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael A. Stanchfield and W. Morgan Burns

Email: mike.stanchfield@faegredrinker.com;

   morgan.burns@faegredrinker.com

Section 8.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 8.04      Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), the Voting Agreement, the Limited Guarantees and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, understandings, arrangements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of applicable Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void; provided that Parent shall have the right to collaterally assign all or any portion of its rights, interests and obligations to any Debt Financing Source pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided that no such assignment materially delays or prevents the Closing or the Merger; provided, further, that (a) no assignment shall relieve the assigning party of any of its obligations hereunder and (b) no such assignment shall affect the obligations of (i) any person who has committed to provide Equity Financing under the applicable Equity Commitment Letter or (ii) the Guarantors under the Limited Guarantees, subject, in each case, to the terms thereof. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.06      Parties in Interest. Except for (a) ARTICLE II, which, after the Closing, shall be for the benefit of any person entitled to payment in accordance with ARTICLE II, (b) Section 5.09, which, after the Closing, shall be for the benefit of each Indemnified Party and such Indemnified Party’s heirs, executors or administrators, (c) Section 7.02, which shall be for the benefit of the Company Related Parties and Parent Related Parties, and (d) clause (d) of Section 7.02, the proviso to Section 7.03, Section 8.05, clause (d) of this Section 8.06, Section 8.08 and Section 8.11, which shall be for the benefit of the Debt Financing Sources, each of whom, in each case, shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided that the persons named in clauses (a), (b), (c) and (d) of this sentence shall be entitled to enforce their rights under this Agreement to the extent applicable to such persons. The parties further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person.

Section 8.07      Mutual Drafting; Interpretation; Headings.

(a)            Each party has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b)            For purposes of this Agreement, whenever the context requires (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement.

(d)            All references in this Agreement to “$” are intended to refer to U.S. dollars unless otherwise specifically indicated.

(e)            The term “or” shall not be deemed to be exclusive.

(f)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)            The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)            Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(j)            The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(k)            References to the term “made available” shall be deemed to have been satisfied by such document, data, information or other item having been made available in electronic data room hosted by Intralinks prior to 5:00 p.m. (Eastern Standard Time) on the date that is one (1) Business Day prior to the date of this Agreement.

(l)            The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.07(e), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b)            Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient; provided that nothing in this Agreement will affect the rights of any party hereto to serve process on any other party hereto in any other manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in Law or equity, whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ARISE UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).

Section 8.09      Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts (which counterparts may be delivered in original or by electronic transmission in .pdf or similar electronic format), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf or similar electronic format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10      Specific Performance.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be, subject to Section 8.10(c) (including the limitations therein), entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 8.10(c), the parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach.

(b)            Subject to Section 8.10(c), each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02 (in accordance with the terms thereof), (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination; provided that under no circumstances shall a party be permitted or entitled to receive both a grant of specific performance to cause the Closing and the Merger to occur and any, following the termination of this Agreement, money damages in connection with any such Proceeding), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall be required to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

(c)            Notwithstanding Section 8.10(a), Section 8.10(b) or anything to the contrary contained in this Agreement, the Company shall be entitled to an injunction or specific performance, prior to the valid termination of this Agreement in accordance with ARTICLE VII, to cause the Equity Financing to be funded (or to cause Parent to cause the Equity Financing to be funded, including through initiating a Proceeding for an injunction or specific performance against Parent to cause and enforce funding under the express terms of the Equity Commitment Letters) and thereafter to cause the Closing to occur if, and only if, (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement (other than those conditions that by their nature are only capable of being satisfied on the Closing Date, but provided that such conditions are capable of being satisfied if the Closing were to occur on such date and the date on which the Closing would occur if the remedy herein were granted), (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 5.07) has been funded in accordance with the terms thereof, or is capable of being funded in accordance with the terms thereof at the Closing if the Equity Financing is funded, (iii) Parent and Sub have failed to consummate the Closing in accordance with Section 1.02 and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing and if such specific performance is granted pursuant to this Section 8.10 and if the Debt Financing is funded, then the Closing would occur.

Section 8.11         No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its affiliates and its and their Representatives that none of the Debt Financing Sources shall have any liability or obligation to the Company or any of its affiliates or its and their Representatives relating to this Agreement, any commitment letter, engagement letter or definitive financing document contemplated hereby or any of the transactions contemplated hereby or thereby (including with respect to the Debt Financing). The Company and its controlled affiliates hereby waive any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document contemplated hereby or any of the transactions contemplated hereby or thereby (including the Debt Financing or the Debt Commitment Letter), and each of Company and its controlled affiliates agrees not to commence or support an action against any Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document contemplated hereby or any of the transactions contemplated hereby or thereby (including any action relating to the Debt Financing or the Debt Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its controlled affiliates in connection with this Agreement or the Transactions. This Section 8.11 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ATLAS CC ACQUISITION CORP.

By:	/s/ Ramzi M. Musallam
	Name:	Ramzi M. Musallam
	Title:	President

ATLAS MERGER SUB INC.

By:	/s/ Ramzi M. Musallam
	Name:	Ramzi M. Musallam
	Title:	President

[Signature Page to Merger Agreement]

CUBIC CORPORATION

By:	/s/ Bradley H. Feldmann
	Name:	Bradley H. Feldmann
	Title:	Chairman, President and Chief
Executive Officer

[Signature Page to Merger Agreement]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms no less restrictive in any material respect on the Company’s counterparty (and its affiliates and Representatives) than those contained in the Confidentiality Agreement; provided, however, that such agreement need not contain a standstill.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests, by contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Restricted Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments and the aggregate Restricted Share Payments.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Communications Laws” means the Communications Act of 1934, as amended, and any rules, regulations or published policies of the FCC.

Annex I-3

“Company Material Adverse Effect” means any change, circumstance, event, condition, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, when taken together with all other Effects, (x) has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) does or would reasonably be expected to prevent the ability of the Company to consummate the Merger (other than as a result of any material breach of this Agreement by Parent or Sub and provided that, any Order or Law relating to Antitrust Laws or Investment Screening Laws, as may be applicable, prohibiting consummation of the Merger shall not, in and of itself, constitute a “Company Material Adverse Effect” per this clause (y)); provided, however, that none of the following, and no Effect arising out of or resulting from the following, shall constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” under the foregoing clause (x) (subject to the limitations set forth below): (a) the entry into or the announcement or pendency of this Agreement or the Transactions, the performance by the Company or any Company Subsidiary of this Agreement or the consummation of the Transactions, in each case, including (i) by reason of the identity of Parent, Sub or any of their respective affiliates, (ii) by reason of any public communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on, including the disruption, loss or deterioration of, any of the Company’s or any Company Subsidiary’s relationships (contractual or otherwise) with its respective customers, suppliers, vendors, business partners or employees; provided, however, that this clause (a) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by the Company in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement or pendency of this Agreement or the Transactions; (b) any change in or Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any change in or Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on NYSE; (d) any change in applicable Law, including any COVID-19 Measures, or GAAP or other applicable accounting standards or the authoritative interpretation of any of the foregoing, in each case, occurring following the date hereof; (e) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or with Parent’s express prior written consent, or the failure of the Company or any Company Subsidiaries to take any action that is expressly prohibited by this Agreement; (f) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (g) any Proceeding made or brought by any current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders of the Company) alleging breach of fiduciary duty or inadequate disclosure arising out of this Agreement or any of the Transactions; (h) the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic, including COVID-19 (and the Effect of any COVID-19 Measures related thereto); (i) any labor strike, slowdown, lockout or stoppage of Company Employees pending or threatened, in each case resulting primarily from the entry into or announcement of this Agreement; or (j) any changes in the market price or trading volume of the Shares, any changes in recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (j) shall not prevent or otherwise affect the Effect underlying any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period; provided, further, that, with respect to clauses (b), (c), (d), (f) and (h), such Effects may be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industries in which the Company and the Company Subsidiaries operate.

Annex I-4

“Company Stock Plan” means the Amended and Restated 2015 Incentive Award Plan.

“Company Stock Purchase Plan” means the Company Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $45,454,304.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person, persons or group (other than Parent, Sub or any of their respective affiliates) relating to (a) any direct or indirect acquisition or purchase from the Company or the Company Subsidiaries, in a single transaction or a series of transactions (whether or not concurrently and whether or not in connection with a single or multiple definitive agreements with such person, persons or group with respect to such transaction or series of transactions), of (i) twenty percent (20%) or more (based on the fair market value thereof as of the date of such transaction or series of transactions) of assets (including capital stock of the Company Subsidiaries, and by means of any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction (or series of transactions) to which the Company or any Company Subsidiary is a party) of the Company and the Company Subsidiaries, taken as a whole, (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (iii) twenty percent (20%) or more (based on fair market value thereof as of the date of such transaction or series of transactions) of the consolidated business, revenues or net income of the Company and the Company Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or (c) any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction (or series of transactions) to which the Company or any Company Subsidiary is a party pursuant to which (i) any person, persons or group (or the shareholders of any such person(s)) would own, directly or indirectly, twenty percent (20%) or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction (or series of transactions) would own less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions.

Annex I-5

“Confidentiality Agreement” means the letter agreement regarding confidentiality between the Company and Veritas Capital Fund Management, L.L.C. dated October 8, 2020, including any amendments or side letters thereto.

“Contract” means any agreement, contract, subcontract, arrangement, undertaking, lease or sublease (whether for real or personal property), license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, guaranty, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment to which a person or entity is a party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Legislation” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, Pub. L. 116-136; the Families First Coronavirus Response Act, Pub. L. No. 116-127; the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260; and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Entity in connection with or in response to COVID-19.

“COVID-19 Measures” means any action, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety, layoff or redundancy requirements or similar Law, directive or guidelines by any Governmental Entity of competent jurisdiction over the Company or the Company Subsidiaries in connection with or in response to COVID-19 (but, in the case of discretionary items, only to the extent they are reasonable in light of the businesses of the Company or any Company Subsidiary and applied in good faith to the businesses of the Company or any Company Subsidiary), in each case, whether in place currently or adopted or modified following the date hereof.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense (formerly, the Defense Security Service), or any successor thereto.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including (a) any “market flex” terms in the related fee letters and (b) any Second Lien Giveaway and/or any Replacement Commitment Facility).

“Debt Financing Sources” means each person, in its capacity as such, that has committed to provide or arrange or otherwise entered into agreements to provide all or any part of the Debt Financing or any alternative debt financing in connection with the Transactions (including any person providing commitments for the Second Lien Giveaway and/or any Replacement Commitment Facility), together with each affiliate thereof and each officer, director, employee, partner, trustee, controlling person, advisor, attorney, agent and Representative of each such entity or affiliate and their respective successors and assigns. Parent, Sub, the Guarantors, the Equity Financing Sources and their respective affiliates shall not be considered Debt Financing Sources.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or cleanup of the environment, occupational safety and health in respect of exposure to Hazardous Substances, or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief) or standards of care with respect to any of the foregoing.

Annex I-6

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Securities” means, with respect to any person, (a) capital stock, limited liability company interests, membership interests, partnership interests, limited partnership interests or other equity securities of, or voting power in, such person, (b) any securities convertible into or exercisable or exchangeable for any such securities or interests described in clause (a) or (c) any right to acquire, whether by warrant, subscription agreement, option or otherwise, any of the securities or interests described in clauses (a) or (b).

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled or converted in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 27, 2020 (as amended by that certain First Amendment, dated as of July 2, 2020, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Cubic Transportation Systems, Inc., Cubic Defense Applications, Inc., JPMorgan Chase Bank, N.A. and the other lenders party thereto from time to time.

“FCC” means the United States Federal Communications Commission.

“Finance Affiliate” means any affiliate of Parent that becomes a borrower or issuer of any portion of the Debt Financing as part of any Replacement Commitment Facility.

“Financing” means the Debt Financing and the Equity Financing.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any bid, offer or proposal by the Company or any Company Subsidiary, which, if accepted or successful, would reasonably be expected to result in a Government Contract.

“Government Contract” means any contractual agreement of any kind, between the Company or any Company Subsidiary, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, on the other hand.

Annex I-7

“Governmental Entity” means any United States or foreign multinational, supra-national, national, federal, state, provincial, county, municipal or local government, governmental authority, regulatory or administrative body or agency, department, board, bureau, court, tribunal or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any person, without duplication (including, as applicable, the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest, fees, penalties, premiums and any other expense or breakage costs thereon), (a) all obligations for borrowed money or with respect to deposits or advances of any kind to such person; (b) all obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) all reimbursement obligations in respect of all drawn amounts owing under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (d) all obligations of such person to pay the deferred purchase price of equity, property or services (other than trade accounts payable in the ordinary course of business of such person); (e) any liabilities in respect of currency or interest rate swaps, collars, caps, hedges or other derivatives; (f) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness described in the foregoing clauses of this definition of any other person, other than a wholly owned Subsidiary of such person; and (g) all capitalized financing leases or financing synthetic lease obligations of such person (or lease obligations that should have been on the books and records or financial statements of such person as capitalized or synthetic lease obligations in accordance with GAAP), in each case, except for equipment and real estate leases of the type referred to as “operating leases” prior to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-02.

“Insurance Policies” means all material insurance policies and arrangements held by or for the benefit of the Company, any Company Subsidiary or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property” means all works of authorship, software (including source code and object code), databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, methods, processes, schematics, specifications, and other forms of technology.

Annex I-8

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, including any and all of the following: (a) trademarks and service marks, and the goodwill associated therewith; (b) copyrights, mask work rights and moral rights; (c) rights to use and protect confidential information (including know-how and trade secrets); (d) patents and utility models; (e) registrations and applications with respect to each of the foregoing, (f) database rights; and (g) internet domain name registrations.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, a deliberate action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching party should have known would result in a material breach of such agreement or covenant.

“Intervening Event” means a material Effect or state of facts that (a) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (b) does not relate to a Competing Proposal; provided, however, that an “Intervening Event” shall not include (i) any Competing Proposal or other inquiry, offer or proposal that could lead to a Competing Proposal, (ii) an Effect resulting from a breach of this Agreement by the Company or any of the Company Subsidiaries, (iii) changes in the price of the Shares, in and of itself (provided, however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (iv) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, however, the underlying reasons for such events may constitute an Intervening Event unless expressly excluded by any other exclusion in this definition).

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds, including Part 3 of the UK Enterprise Act 2002 or equivalent legislation.

“IT Assets” means any computers, computer software, firmware, middleware, servers and other operational and information technology, network and communications equipment owned, licensed or leased by the Company or any of the Company Subsidiaries.

“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.

“knowledge” means, in each case after reasonable inquiry, (a) with respect to the Company, the actual knowledge of the individuals listed in Section 1.1(A) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge of the individuals listed in Section 1.1(A) of the Parent Disclosure Letter.

Annex I-9

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, Order, judgment, writ, award, injunction or decree, in each case, of any Governmental Entity.

“Legal Dispute” means a dispute that is reasonably likely to lead to a Proceeding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, hypothecation, sublease, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“NISPOM” means the National Industrial Security Program Operating Manual, DOD 5220.22-M, as amended.

“NYSE” means the New York Stock Exchange.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award, in each case, made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Parent Termination Fee” means an amount in cash equal to $113,635,760.

“Payoff Indebtedness” means (a) the Existing Credit Agreement, (b) that certain Uncommitted Facility Letter, dated December 13, 2017, by and between Cubic Transportation Systems Limited and BNP Paribas, London Branch, (c) that certain Continuing Agreement for Standby Letters of Credit, dated as of July 5, 2017, by and between Citibank, N.A. and the Company, (d) that certain Master Lease Agreement, dated October 2, 2020, by and between Mitsubishi UFJ Lease & Finance (U.S.A.) Inc. and the Company and (e) Master Lease Agreement Number: 50215-90000, dated September 2, 2020, by and between Banc of America Leasing & Capital, LLC and the Company.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business that are not overdue or that are being contested in good faith by appropriate Proceedings (except to the extent such Liens have arisen due to a breach or default by the Company or any Company Subsidiary under any applicable Contract), (c) Liens for which either title insurance coverage, bonding or an indemnification has been obtained, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations, (g) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (h) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to Parent prior to the date of this Agreement, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (j) Liens that affect the underlying fee interest of any Leased Real Property that do not materially detract from the value or materially impair the existing use of the applicable Leased Real Property and (k) Liens that, individually or in the aggregate, do not materially interfere or materially impair the continued use and operation of, the assets to which they relate in the business of the Company and the Company Subsidiaries, taken as a whole.

Annex I-10

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint stock company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity of any kind (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Privacy Requirements” means any and all applicable Laws, industry requirements, and Contracts relating to the Processing of Personal Information, including (a) each Law relating to the protection or processing of Personal Information that is applicable to the Company, including as applicable, the FTC Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Laws requiring notification to any person or Governmental Entity in the event of a data breach; and all implementing regulations and requirements, and other similar Laws; (b) each Contract relating to the Processing of Personal Information applicable to the Company; and (c) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Proxy Statement” means the proxy statement on Schedule 14A to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting, including any amendments or supplements thereto.

“Replacement Commitment Facility” has the meaning set forth in the Debt Commitment Letter as in effect on the date of this Agreement.

“Representatives” means, with respect to a person, such person’s directors, officers, managers, employees, agents, professional advisors (including investment bankers, accountants and legal counsel) and other advisors and representatives.

“Required Information” means the financial statements required by paragraph 6 of Annex III of the Debt Commitment Letter.

Annex I-11

“Required Statutory Approvals” means (a) any consents, approvals, authorizations, permits, filings, registrations or notifications as may be required by the DCSA and, to the extent applicable, any other cognizant security agency (“CSA”), in connection with a notification of pending changed conditions, including pending change of ownership, pursuant to the requirements of the NISPOM and any other applicable CSA security regulations and (b) any notices to be provided to DDTC under 22 C.F.R. § 122.4(a), (b) and (c).

“Restricted Shares” means outstanding shares of Company Common Stock that have been issued as restricted stock, including awards of restricted stock granted pursuant to the Company Stock Plan.

“Sanctioned Person” means any person or Governmental Entity that is the target of applicable sanctions, specifically (a) any person designated on any list of sanctioned persons maintained by the government of the United States, including the Office of Foreign Assets Control or the U.S. Department of State, the United Nations, the European Union and any of its Member States, or Her Majesty’s Treasury of the United Kingdom, (b) any person located, organized or resident in a country or territory which is itself the subject or target of any U.S. comprehensive sanctions (that is, at the time of this Agreement, Crimea region of Ukraine, Cuba, Iran, North Korea and Syria), or (c) any person directly or indirectly owned or controlled by any such person identified in clause (a) or clause (b).

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Giveaway” has the meaning set forth in the Debt Commitment Letter as in effect on the date of this Agreement.

“Second Lien Term Facility” has the meaning set forth in the Debt Commitment Letter as in effect on the date of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized access to or Processing of Personal Information or the information the IT Assets process, or any other data security incident requiring notification to any person or Governmental Entity under Privacy Requirements.

“Share” means a share of Company Common Stock, whether or not a Restricted Share.

“Significant Subsidiary” means each Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the fair value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is or intends to be engaged, and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

Annex I-12

“Specified Contract” means the Contract set forth on Section 1.1(B) of the Company Disclosure Letter.

“Subsidiary” means, with respect to any person, any other person with respect to which the first person (a) has the voting power or such other right to elect a majority of the board of directors or other persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a person that is not a corporation) or economic interest, in each case, directly or indirectly through one or more other persons.

“Superior Proposal” means any bona fide written Competing Proposal not made as a result of a breach of Section 5.03(a) (other than an immaterial and unintentional breach) (with all percentages in the definition of Competing Proposal changed to “fifty percent (50%)”) made by any person or persons or group on terms that the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering such factors as the Company Board (or any committee thereof) considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), that (a) if consummated, would result in a transaction or series of transactions that is or are more favorable from a financial point of view to the stockholders of the Company (in their capacity as such) than the Transactions, after taking into account any revisions, amendments or modifications to the terms of this Agreement proposed, made or agreed to by Parent in accordance with Section 5.03(d) and (b) is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such Competing Proposal.

“Synthetic Lease” means that certain Second Amended and Restated Participation Agreement, dated as of May 29, 2020, by and among the Company, Bankers Commercial Corporation, MUFG Union Bank, N.A., MUFG Bank, Ltd. and the rent assignees from time to time party thereto.

“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, capital gains, estimated, windfall profit, branch profit, severance, property, production, ad valorem, excise, stamp, Transfer Taxes, franchise, employment, unemployment, payroll, withholding, social security (or similar, including FICA), disability, alternative or add-on minimum or any other tax, custom, duty, levy, tariff, impost, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount, whether disputed or not, imposed by any Governmental Entity.

Annex I-13

“Tax Return” means any return, report, form or similar statement with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto and any amendment thereof.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

Annex I-14

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Affiliate Arrangement	Section 3.27
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.03(a)
Anti-Bribery Laws	Section 3.21(d)
Antitrust Failure	Section 7.02(c)
Antitrust Laws	Section 3.04(b)
Backstopped/Rolled LCs	Section 5.16
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(d)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Financial Statements	Section 3.06
Company Intellectual Property	Section 3.17(a)
Company Material Contract	Section 3.18(b)(xiii)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Privacy Policy	Section 3.20(a)
Company Recommendation	Section 5.04(d)
Company Related Parties	Section 7.02(d)
Company Rights Agreement	Recitals
Company Rights Agreement Amendment	Recitals
Company SEC Documents	Section 3.06
Company Stockholder Approval	Section 3.25
Company Stockholders Meeting	Section 5.04(c)
Continuation Period	Section 5.11(a)
Continuing Employee	Section 5.11(a)
D&O Insurance	Section 5.09(b)
Damages	Section 7.02(a)
Damages Cap	Section 7.02(a)

Annex I-15

DDTC	Section 5.06(e)
Debt Commitment Letter	Section 4.07(a)
Definitive Debt Financing Agreements	Section 5.07(a)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letters	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Sources	Section 4.07(a)
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
Export Laws	Section 3.21(d)
Fee Letter	Section 4.07(a)
Financing Commitment Letters	Section 4.07(a)
Financing Purposes	Section 4.07(b)
Financing Sources	Section 4.07(a)
Guarantors	Recitals
Indemnified Liabilities	Section 5.09(a)
Indemnified Parties	Section 5.09(a)
Indemnified Party	Section 5.09(a)
Inside Date	Section 1.02
Intervening Event Change of Recommendation Notice Period	Section 5.03(f)(iii)
IRS	Section 3.12(a)
Leased Real Property	Section 3.15(b)
Limited Guarantees	Recitals
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
New Debt Commitment Letter	Section 5.07(c)
New Fee Letter	Section 5.07(c)
Notice of Intervening Event Change of Recommendation	Section 5.03(f)(ii)
Notice of Superior Proposal Change of Recommendation	Section 5.03(e)(ii)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.11(e)
Parent Costs and Interest	Section 7.02(d)
Parent Disclosure Letter	Article IV
Parent Plans	Section 5.11(c)
Parent Related Parties	Section 7.02(d)
Paying Agent	Section 2.02(a)
Payoff Letters	Section 5.16
Permit	Section 3.05(a)
Personal Information	Section 3.20(a)
Proceeding	Section 3.11
Process	Section 3.20(a)

Annex I-16

Processing	Section 3.20(a)
Real Property Lease	Section 3.15(b)
Replacement Facility Commitment Letter	Section 5.07(a)
Replacement Facility Fee Letter	Section 5.07(a)
Restricted Share Payments	Section 2.03(b)
Rights	Section 2.06
RSU Award	Section 2.03(a)
RSU Payments	Section 2.03(a)
RSUs	Section 2.03(a)
Sarbanes-Oxley Act	Section 3.06
Select Antitrust Laws	Section 7.02(c)
Series A Preferred Stock	Section 2.06
Specified Date	Section 3.02(a)
Specified Stockholder	Recitals
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.24
Transactions	Recitals
Treasury Regulation	Section 2.05
Unlisted Company Benefit Plans	Section 3.12(a)
Voting Agreement	Recitals

Annex I-17

Exhibit A

COMPANY RIGHTS AGREEMENT AMENDMENT

[See Attached.]

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of February 7, 2021 and amends that certain Rights Agreement, dated as of September 20, 2020 (the “Rights Agreement”), by and between Cubic Corporation, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of February 7, 2021 (the “Merger Agreement”), with Atlas CC Acquisition Corp., a Delaware corporation (“Parent”) and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), pursuant to which, among other things, and subject to the terms and conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) and among other things, (i) Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”), (ii) each share of the Company Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares (as defined in the Merger Agreement), shall be cancelled and extinguished and automatically converted into and the right to receive the Merger Consideration (as defined in the Merger Agreement) and (iii) all shares of Company Common Stock that are held in the treasury of the Company, owned of record by the Company or owned of record by Parent, Sub or any of their respective Subsidiaries (as defined in the Merger Agreement) (other than, in each case, shares held on behalf of a third party), shall be cancelled and retired and shall cease to exist, with no payment being made with respect thereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, a certain stockholder (the “Specified Stockholder”) of the Company is entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such Specified Stockholder has agreed to vote all of the Shares (as defined in the Merger Agreement) that such stockholder has the right to vote at the Company Stockholders Meetings (as defined in the Merger Agreement) in favor of, and to otherwise support, the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Transactions”);

WHEREAS, pursuant to, and in accordance with, Section 26 of the Rights Agreement, (i) the Company, by action of the board of directors of the Company (the “Board”), may at any time before any Person becomes an Acquiring Person, amend the Rights Agreement to make the Rights Agreement inapplicable to a particular transaction by which a Person (as defined in the Rights Agreement) might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction and (ii) any supplement or amendment that does not amend any section of the Rights Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

WHEREAS, prior to the execution and delivery of this Amendment, no Person has become an Acquiring Person;

1

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment;

WHEREAS, prior to the execution and delivery of the Merger Agreement, pursuant to resolutions adopted on February 7, 2021 (the “Board Resolutions”), the Board adopted and approved the Merger Agreement and the Transactions; and

WHEREAS, pursuant to the Board Resolutions, and in connection with the Company’s entry into the Merger Agreement and the Voting Agreement, the Board has unanimously determined that an amendment to the Rights Agreement to exempt the Merger Agreement, the Voting Agreement and the Transactions, from application of the Rights Agreement is in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises set forth herein, the Company hereby amends the Rights Agreement as follows:

1. Amendment of the Rights Agreement.

1.1          Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2021, by and among Parent, Sub and the Company.

“Specified Stockholder” has the meaning ascribed to such term in the Merger Agreement.

“Sub” has the meaning ascribed to such term in the Merger Agreement.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

“Parent” has the meaning ascribed to such term in the Merger Agreement.

“Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

2

1.2          The following is added as a new Section 36 of the Rights Agreement:

“Section 36.      Exception for Merger Agreement and Voting Agreement. Notwithstanding anything to the contrary in this Agreement, none of (i) the approval, execution, delivery or performance of the Merger Agreement, the Voting Agreement and/or any other contract or instrument contemplated by the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions, or (iii) the consummation or the announcement of the consummation of the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement, in each case, in and of themselves, shall (A) result in the occurrence of a Stock Acquisition Date, a Distribution Date or a Trigger Event, or in any way permit any Rights to be exercised pursuant to Sections 7.1, 11.1.2 or 13 or otherwise; (B) constitute a Qualifying Offer; (C) cause any of Parent, Sub, the Specified Stockholder or their respective Related Persons (each, a “Parent Exempt Person”) to be deemed to be or to become an Acquiring Person or Related Person of an Acquiring Person for any purpose in this Agreement; (D) cause any Parent Exempt Person to be deemed to be or to become a Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities; or (E) cause any officer, director or employee of any Parent Exempt Person to be deemed to be or to become, solely by reason of such Person’s status or authority as such, the Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities that are Beneficially Owned by a Parent Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreement, or the consummation of the Merger or any of the Transactions or the transactions contemplated by the Voting Agreement. Notwithstanding anything to the contrary in this Agreement, the Expiration Time shall be deemed to have occurred as of immediately prior to the Effective Time, but only if the Effective Time shall occur, and, at such time, without any further action by the Rights Agent, the Company, Parent, Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights, obligations or liabilities provided for hereunder shall terminate and be void and of no further force or effect, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern. This Amendment will be deemed an amendment to the Rights Agreement and will become effective as of immediately prior to, and contingent upon, the execution and delivery of the Merger Agreement. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall, at such time, become null and void and be of no further force and effect, and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment.

3. Signature. This Amendment may be executed by facsimile, PDF or other electronic means, and such signature shall for all purposes be deemed to be an original. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term or provision is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the 10th day following the date of such determination by the Board.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than such State.

[Signature page follows]

3

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, as of the day and year first written above.

CUBIC CORPORATION

By:
Name:	Hilary Hageman
Title:	Senior Vice President, General Counsel & Corporate Secretary

[Signature Page to Amendment No. 1 to Rights Agreement]

Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of February 7, 2021 and amends that certain Rights Agreement, dated as of September 20, 2020 (the “Rights Agreement”), by and between Cubic Corporation, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of February 7, 2021 (the “Merger Agreement”), with Atlas CC Acquisition Corp., a Delaware corporation (“Parent”) and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), pursuant to which, among other things, and subject to the terms and conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) and among other things, (i) Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”), (ii) each share of the Company Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares (as defined in the Merger Agreement), shall be cancelled and extinguished and automatically converted into and the right to receive the Merger Consideration (as defined in the Merger Agreement) and (iii) all shares of Company Common Stock that are held in the treasury of the Company, owned of record by the Company or owned of record by Parent, Sub or any of their respective Subsidiaries (as defined in the Merger Agreement) (other than, in each case, shares held on behalf of a third party), shall be cancelled and retired and shall cease to exist, with no payment being made with respect thereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, a certain stockholder (the “Specified Stockholder”) of the Company is entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such Specified Stockholder has agreed to vote all of the Shares (as defined in the Merger Agreement) that such stockholder has the right to vote at the Company Stockholders Meetings (as defined in the Merger Agreement) in favor of, and to otherwise support, the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Transactions”);

WHEREAS, pursuant to, and in accordance with, Section 26 of the Rights Agreement, (i) the Company, by action of the board of directors of the Company (the “Board”), may at any time before any Person becomes an Acquiring Person, amend the Rights Agreement to make the Rights Agreement inapplicable to a particular transaction by which a Person (as defined in the Rights Agreement) might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction and (ii) any supplement or amendment that does not amend any section of the Rights Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

WHEREAS, prior to the execution and delivery of this Amendment, no Person has become an Acquiring Person;

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment;

WHEREAS, prior to the execution and delivery of the Merger Agreement, pursuant to resolutions adopted on February 7, 2021 (the “Board Resolutions”), the Board adopted and approved the Merger Agreement and the Transactions; and

WHEREAS, pursuant to the Board Resolutions, and in connection with the Company’s entry into the Merger Agreement and the Voting Agreement, the Board has unanimously determined that an amendment to the Rights Agreement to exempt the Merger Agreement, the Voting Agreement and the Transactions, from application of the Rights Agreement is in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises set forth herein, the Company hereby amends the Rights Agreement as follows:

1. Amendment of the Rights Agreement.

1.1            Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2021, by and among Parent, Sub and the Company.

“Specified Stockholder” has the meaning ascribed to such term in the Merger Agreement.

“Sub” has the meaning ascribed to such term in the Merger Agreement.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

“Parent” has the meaning ascribed to such term in the Merger Agreement.

“Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

1.2            The following is added as a new Section 36 of the Rights Agreement:

“Section 36.         Exception for Merger Agreement and Voting Agreement. Notwithstanding anything to the contrary in this Agreement, none of (i) the approval, execution, delivery or performance of the Merger Agreement, the Voting Agreement and/or any other contract or instrument contemplated by the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions, or (iii) the consummation or the announcement of the consummation of the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement, in each case, in and of themselves, shall (A) result in the occurrence of a Stock Acquisition Date, a Distribution Date or a Trigger Event, or in any way permit any Rights to be exercised pursuant to Sections 7.1, 11.1.2 or 13 or otherwise; (B) constitute a Qualifying Offer; (C) cause any of Parent, Sub, the Specified Stockholder or their respective Related Persons (each, a “Parent Exempt Person”) to be deemed to be or to become an Acquiring Person or Related Person of an Acquiring Person for any purpose in this Agreement; (D) cause any Parent Exempt Person to be deemed to be or to become a Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities; or (E) cause any officer, director or employee of any Parent Exempt Person to be deemed to be or to become, solely by reason of such Person’s status or authority as such, the Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities that are Beneficially Owned by a Parent Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreement, or the consummation of the Merger or any of the Transactions or the transactions contemplated by the Voting Agreement. Notwithstanding anything to the contrary in this Agreement, the Expiration Time shall be deemed to have occurred as of immediately prior to the Effective Time, but only if the Effective Time shall occur, and, at such time, without any further action by the Rights Agent, the Company, Parent, Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights, obligations or liabilities provided for hereunder shall terminate and be void and of no further force or effect, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.”

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2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern. This Amendment will be deemed an amendment to the Rights Agreement and will become effective as of immediately prior to, and contingent upon, the execution and delivery of the Merger Agreement. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall, at such time, become null and void and be of no further force and effect, and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment.

3. Signature. This Amendment may be executed by facsimile, PDF or other electronic means, and such signature shall for all purposes be deemed to be an original. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term or provision is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the 10th day following the date of such determination by the Board.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than such State.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, as of the day and year first written above.

CUBIC CORPORATION

By:	/s/ Hilary Hageman
Name:	Hilary Hageman
Title:	Senior Vice President, General Counsel & Corporate Secretary

[Signature Page to Amendment No. 1 to Rights Agreement]

Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2021, by and among Cubic Corporation, a Delaware corporation (the “Company”), and each person identified on Exhibit A attached hereto (collectively, the “Stockholders” and each a “Stockholder”).

WITNESSETH:

WHEREAS, Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), Atlas Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Sub with and into the Company, with the Company continuing as the surviving company of such merger (the “Merger”), pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, will automatically be converted into the right to receive the consideration set forth in the Merger Agreement, subject to the terms and conditions set forth therein.

WHEREAS, as of the date hereof, each Stockholder has Beneficial Ownership of the number of Shares set forth opposite such Stockholder’s name on Exhibit A attached hereto.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Stockholder (in such Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.          Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)	“affiliate” shall mean, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests, by contract or otherwise.

(b)	“Beneficial Ownership” shall mean “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficially own”, “beneficially owned” and “beneficial owner” shall have a correlative meaning.

(c)	“Confidentiality Agreement” shall mean that certain Letter Agreement, dated October 10, 2020, by and between the Company and Elliott Investment Management L.P.

(d)	“Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger shall become consummated in accordance with the terms and provisions of the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with Article VII of the Merger Agreement and (iii) the termination of this Agreement by the mutual written consent of the parties.

(e)	“person” shall mean an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

(f)	“Shares” shall mean, with respect to any Stockholder, (i) all shares of Company Common Stock of which such Stockholder has record ownership or Beneficial Ownership as of the date hereof, (ii) all rights, warrants or options to acquire, and securities convertible into or exchangeable for shares of, Company Common Stock of which such Stockholder has record ownership or Beneficial Ownership as of the date hereof, and (iii) all additional shares of Company Common Stock (and all additional rights, warrants or options to acquire, and securities convertible into or exchangeable for shares of, Company Common Stock) of which such Stockholder acquires record ownership or Beneficial Ownership after the date of this Agreement through the Expiration Date (in all cases, solely to the extent permitted by the Confidentiality Agreement), including, without limitation, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, distribution, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure; provided, however, “Shares” shall exclude any cash-settled swap instruments to which a Stockholder does not have the right to control or direct the voting of the underlying shares of Company Common Stock.

(g)	“Transfer” shall mean, with respect to a Share, to directly or indirectly (i) sell, pledge, encumber (other than Permitted Encumbrances), exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), (ii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares that is inconsistent with this Agreement (other than any written consent executed in accordance with this Agreement), (iii) create or permit to exist any Liens, other than Liens (x) arising under or imposed by applicable Law or pursuant to this Agreement, the Merger Agreement (or the Transactions) or any Permitted Transfers or (y) that are not material to the Stockholders’ performance of their respective obligations under this Agreement ((x) and (y), together, the “Permitted Encumbrances”), (iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or understanding that is inconsistent with this Agreement, or (v) agree or commit (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

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2.            Transfer Restrictions.

(a)	From the date hereof until the Expiration Date, no Stockholder shall Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any Contract or agreement relating thereto, except (i) with the Company’s prior written consent and in the Company’s sole discretion, (ii) Transfers between the Stockholders or entities under their control and Transfers between accounts holding the Shares or new accounts established and actually held and controlled by the Stockholders (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate Beneficial Ownership of the transferring Stockholder), or (iii) as contemplated by the Equity Commitment Letters or the transactions contemplated thereby; provided, that in the case of clause (ii) or clause (iii), if such Transfer is to an entity under the control of such Stockholder, such Stockholder shall cause such entity, at the time of and as a condition to such Transfer, to execute and deliver to the Company a joinder providing that such transferee shall agree to be bound as a Stockholder under this Agreement (each such exception, a “Permitted Transfer”). Any Transfer (other than a Permitted Transfer) of Shares in breach or violation of this Agreement shall be void and of no force or effect. For the avoidance of doubt, the fact that a Stockholder’s Shares may be loaned by such Stockholder as part of customary securities lending arrangements shall constitute a Permitted Transfer and actions taken in connection therewith shall constitute a Permitted Encumbrance, so long as such Stockholder is entitled to vote any such loaned Shares at any stockholder meeting of the Company held prior to the Expiration Date (including by recalling such loaned Shares prior to the record date for such meeting as necessary, following which record date the Stockholder may again loan any or all of such Stockholder's Shares as part of customary securities lending arrangements). The Company hereby agrees to provide each Stockholder with at least twenty (20) calendar days’ advance notice of the record date for any stockholder meeting of the Company held before the Expiration Date.

(b)	In the event that any Stockholder acquires record ownership or Beneficial Ownership of Shares after the execution of this Agreement, such Stockholder shall promptly deliver to the Company a written notice indicating the number of such Shares acquired or received, and the number of Shares held by such Stockholder set forth on Exhibit A hereto will be deemed amended accordingly and such Shares shall automatically become subject to the terms of this Agreement.

3.            Agreement to Vote Shares.

(a)	At every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, each Stockholder (in such Stockholder’s capacity as such) agrees to, unconditionally and irrevocably, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder, and, in each case, entitled to vote or act by written consent, to the extent not voted by the person(s) appointed under the Proxy Statement:

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(i)            in favor of the approval of the Merger Agreement and the Merger;

(ii)         in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held;

(iii)      against approval of any proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the Transactions, in each case, unless otherwise consented to in writing by the Company or following a Change of Company Recommendation; and

(iv)        in favor of any other matter or action necessary or appropriate to or in furtherance of the consummation Merger Agreement or the Transactions.

(b)	In the event that a meeting of the stockholders of the Company is held, the Stockholder (i) shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and (ii) shall cast, or cause to be cast, a vote with respect to its Shares in accordance with such procedures relating thereto so as to ensure that such vote is duly counted.

4.            No Adverse Act. Each Stockholder agrees that prior to any Expiration Date, except as expressly provided or permitted by this Agreement, the Stockholder shall not, without the prior written consent of the Company in its sole discretion, (a) enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of Section 3 or this Section 4, or (b) take or permit any other action that would in any way (i) make any representation or warranty of such Stockholder herein untrue or incorrect (except in the case of Section 7(c) for Permitted Transfers) or (ii) restrict, limit, interfere, prevent or disable such Stockholder from performing its obligations under this Agreement. Each Stockholder agrees that such Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Proceeding, in law or in equity, in any court or before any Governmental Entity which (x) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (y) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with any other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

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5.            Agreement Not to Exercise Appraisal Rights. Each Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Merger.

6.            Irrevocable Proxy.

(a)	Solely in the event of a failure by the applicable Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 3, prior to the Expiration Date and without in any way limiting any Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Stockholder irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in the manner contemplated by Section 3.

(b)	Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(c)	Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest in consideration of the Company entering into this Agreement and the Merger Agreement and may be revoked only under the circumstances set forth in the last sentence of Section 6(d). If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Shares in accordance with Section 3 above as instructed by the Company in writing. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law.

(d)	Each Stockholder shall, upon written request by the Company, as promptly as practicable execute and deliver to the Company a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 6 and is otherwise reasonably acceptable to the Company and such Stockholder. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by such Stockholder, upon the Expiration Date and the Company may terminate any proxy granted pursuant to this Section 6 at any time at its sole discretion by written notice to such Stockholder.

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(e)	The Company hereby acknowledges and agrees that the proxy set forth in this Section 6 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 3 above and the Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 3.

7.            Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally (and not jointly) solely with respect to such Stockholder, to the Company as follows:

(a)	Power; Organization; Binding Agreement. Such Stockholder has full power and authority to execute and deliver this Agreement (including the irrevocable proxy granted pursuant to Section 6 of this Agreement), to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder is duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)	No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which such Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any applicable Law or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder.

(c)	Ownership of Shares. Except as otherwise permitted in connection with Permitted Transfers, such Stockholder (i) is the Beneficial Owner of the Shares set forth opposite such Stockholder’s name on Exhibit A, all of which are free and clear of any Liens (other than Permitted Encumbrances), and (ii) no person (other than such Stockholder and any person under the control of such Stockholder) has a right to acquire any of the Shares held by such Stockholder.

(d)	Voting Power. Such Stockholder (or a person under the control of such Stockholder) has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the Shares held by such Stockholder (except as otherwise permitted in connection with Permitted Transfers), with no limitations, qualifications or restrictions on such rights (in each case other than Permitted Encumbrances), subject to applicable federal securities laws and those arising under the terms of this Agreement.

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(e)	Reliance by Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, and delivery of this Agreement and the performance of such Stockholder’s obligations hereunder.

(f)	Consents and Approvals. The execution, delivery and performance of this Agreement by such Stockholder, and the consummation by such Stockholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to such Stockholder or by which any of its assets or properties is subject or bound or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract, in each case of (i) and (ii) except as would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement in any material respect. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity other than those filings that would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement in any material respect.

(g)	Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its affiliates, or any Order to which such Stockholder or any of its affiliates is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement in any material respect.

8.            Disclosure. Each Stockholder shall permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company determines to be necessary or desirable in connection with the Merger and the Transactions, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

9.            No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholders.

10.          Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, each Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

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11.          Stop Transfer Instructions; Legend. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to instruct the Company’s transfer agent to put in place a stop transfer order with respect to all of the Shares of such Stockholder held of record (and that this Agreement places limits on the voting and transfer of such Shares). At the request of the Company, each certificate or other instrument, if any, representing any Shares shall bear a legend that such Shares are subject to the provisions of this Agreement.

12.          Termination. This Agreement (including the irrevocable proxy granted pursuant to Section 6 of this Agreement), and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination.

13.          Miscellaneous.

(a)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.

(b)	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)	Amendments; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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(d)	Specific Performance. The parties agree that irreparable damage would be caused to the Company in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)	Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (i) when delivered if delivered in person or when sent if sent by email (provided, that read receipt or delivery confirmation of receipt of the email or telephonic confirmation of email is obtained), (ii) on the third (3rd) Business Day after dispatch by registered or certified mail or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:

Cubic Corporation
9333 Balboa Avenue
San Diego, CA 92123

Attention:	Bradley H. Feldmann
E-mail:	brad.feldmann@cubic.com

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603

Attention:	Brian J. Fahrney
Scott R. Williams

E-Mail:	bfahrney@sidley.com
swilliams@sidley.com

If to the Stockholders:

c/o Elliott Investment Management L.P.

Phillips Point, East Tower
777 South Flagler Drive, Suite 1000
West Palm Beach, FL 33401

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Attention:	Jesse Cohn
E-mail:	jcohn@elliottmgmt.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:	Richard J. Birns
E-mail:	rbirns@gibsondunn.com

(f)	No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(h)	Consent to Jurisdiction; Waiver of Jury Trial.

(i)            Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

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(ii)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS sECTION 13(h)(ii).

(i)	Entire Agreement; Acknowledgement Regarding the Confidentiality Agreement. This Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Limited Guarantee and the documents and instruments and other agreements contemplated herein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. The parties hereto acknowledge and agree that the execution and performance of this Agreement shall not itself terminate the Stockholders’ or any of their respective affiliates’ obligations under the Confidentiality Agreement.

(j)	Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and the Exhibits to this Agreement. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(k)	Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expense.

(l)	Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format or through other electronic means shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

CUBIC CORPORATION

By:	/s/ Bradley H. Feldmann
Name: Bradley H. Feldmann
Title: Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Hambledon, Inc., its general partner

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Voting Agreement]

EXHIBIT A

Stockholder	Shares
Elliott Associates, L.P.	450,000
Elliott International, L.P.	1,050,000

A-1